Exhibit 10.12

CASINO SUBLEASE AGREEMENT

between

HOTSPUR CASINOS NEVADA, INC.,

a Nevada Corporation

and

RAMPART RESORT MANAGEMENT, LLC

a Nevada Limited Liability Company

i

v

This CASINO SUBLEASE AGREEMENT (this “Lease”) is made and entered into as April 1, 2002 by and between HOTSPUR CASINOS NEVADA, INC., a Nevada corporation (“Landlord”) and RAMPART RESORT MANAGEMENT, LLC, a Nevada limited liability company (“Tenant”), who, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

ARTICLE I —  DEFINITIONS

In addition to any capitalized terms defined elsewhere in this Lease, the following terms shall have the definitions set forth below:

“Adjusted Operating Cash Flow” is a term that is used in this Lease only for the purpose of determining the priority of the use of finds by Tenant as described in Section 3.11 and means, with respect to a given Lease Year, (a) gross revenue from the Casino Business for such Lease Year, less, without duplication (b) all ordinary and necessary operating (non-capital) expenses incurred by Tenant for the operation of the Casino Business (calculated in accordance with GAAP), including, but not limited to, any Base Rent, Fair Market Rent, Percentage Rent, and Additional Rent payable to Landlord, Tenant’s Operating Cost Obligation, and the Tenant Management Fee; (c) Tenant’s Approved Capital Expenditures; and (d) payments made by Tenant with respect to Casino Personal Property Additions Capital Leases.

“Adjusted Operating Cash Flow Statement” is defined in Section 3 .11.

“Affiliate” shall mean, with respect to any corporation, partnership, limited liability company or other business entity, another corporation, partnership, limited liability company or other entity business which directly or indirectly, controls or is controlled by or is under common control with the former corporation, partnership, limited liability company, or other business entity. For the purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) as used with respect to any corporation, partnership, limited liability company or other business entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company or other business entity, whether through the ownership of voting securities, partnership interests, by contract or otherwise.

“Alterations” is defined in Section 6.3.

“Approved Capital Expenditures” means expenditures made by Tenant pursuant to the terms of Section 5.9 for the purpose of funding capital improvements to the Premises or Casino Personal Property Additions and, if permitted by the Gaming Laws, approved by Landlord.

“Arbitration Commencement Date” is defined in Subsection 3.3(a).

“Audit Period” is defined in Section 4.5.

“Bankruptcy Code” means the provisions of 11 U.S.C. Section 101 et seq. or any statute of similar purpose or nature as more particularly set forth in Section 9.6.

“Base Rent” is defined in Section 3.1.

“Buildings” means (a) the Casino and the Casino Back-of-the-House Areas, (b) the hotel consisting of approximately 461 guest rooms and 80 suites together with an approximately 40,000 square foot spa and fitness facility, approximately 50,000 square feet of conference and banquet center, meeting rooms, restaurants and associated facilities, (c) an approximately 60,000 square foot shopping arcade, (d) building equipment and (e) other improvements now or hereafter erected on the Land. A site plan of the Land showing the Buildings is attached hereto as Exhibit “A-2” and incorporated herein by this reference.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Las Vegas, Nevada, are authorized by law to close.

“Capital Expense Reserve” is defined in Section 5.9.

“Casino” means the casino building on the Land consisting of approximately 50,000 square feet, which is an integral part of the Buildings on the Land and is connected to them by various corridors and internal and external entries. The approximate location and boundaries of the Casino are shown on the site plan attached hereto as Exhibit “A-3” and incorporated herein by this reference. Exhibit “A-3” also shows the location of the existing restaurants and bars which form a part of the Casino and the anticipated future location of restaurants and other facilities which will form part of the Casino in the future. The Casino includes the Casino Public Common Areas, but excludes the Casino Back-of-the-House Areas.

“Casino Back-of-the-House Areas” means those areas other than the Casino within or outside of the Buildings used or required to be used by managers, employees and/or business invitees of Tenant in connection with the ownership, operation, or management of the Casino Business, as currently configured or as the same may be reconfigured by or with the approval of Landlord from time to time during the Term. The current location and configuration of the Casino Back-of-the-House Areas is shown on Exhibit “A-4” attached hereto and includes, without limitation, all service entrances, service corridors, storage rooms, “hard” and “soft” count rooms and casino cages, service kitchens and/or bars, administrative offices, employee lounges and break rooms exclusively serving the Casino (if any), and the Surveillance Room.

“Casino Business” means the ownership and/or operation of the gaming casino business within the Casino and Casino Back-of-the-House Areas and all ancillary food and beverage outlets, entertainment offerings, marketing and promotional programs and events, and related activities as operated or offered at the Casino in connection with such business, as the same may be modified from time to time during the Term.

“Casino Cash” means the items specified in Exhibit “5.7”, including, but not limited to the following items:  (i) the amount of any and all cash or cash equivalents, if any, in slot machines or other Gaming Equipment; (ii) the amount of cash located in hard and soft count rooms and casino cages in the Casino or Casino Back-of-the-House Areas; (iii) the amount of any cash, cash equivalents or certificates of deposits posted to cover liability under the Casino race book and sports pool operation; (iv) any other cash or cash equivalents which remain on the Premises or are transferred for the benefit of Tenant on or about the Commencement Date.

“Casino Entertainment Laws” means NRS 463.4001 through NRS 463.406 and associated Regulation 13, and any successor statutes and regulations

“Casino Entertainment Tax” means the tax, imposed by and further described in the Casino Entertainment Laws.

“Casino FF&E” means the furniture, furnishings, fixtures and equipment at the time in question situated on or about the Casino or the Casino Back-of-the-House Areas, whether owned or leased, excluding, however, the Gaming Equipment, but including, without limitation, all surveillance equipment (including, without limitation, video recorders, tapes, cameras, cable, and wiring) on or about the Buildings and all additions, replacements and substitutions therefor. A schedule of the Casino FF&E existing as of the date of this Lease will be prepared by Tenant, as provided in Section 3.9, and will be attached hereto and incorporated herein by this reference as Exhibit “A-5”.

“Casino Hotel Rooms” is defined in Section 5.4.

“Casino Intellectual Property and Patron Information” means any and all right, title and interest of Landlord in or to any tangible or intangible intellectual property, trade marks and names, service marks and names, copyrights, internet domain names, telephone numbers, computer programs and software, computer lists, electronic or other data or files, records, reports or other similar property related to or used in connection with the operation or management of the Casino, the Casino Back-of-the-House Areas, or the Casino Business prior to the Commencement Date, including, without limitation, casino customer or patron names, credit history, gaming history, complimentaries issued and redeemed, accumulated slot club points and premiums earned and redeemed, and all such similar information or data, whether stored or maintained electronically, mechanically, manually, or otherwise related to customers or patrons of the Casino prior to the Commencement Date; excluding, however, any telephone numbers, computer lists, files or other information owned, acquired or maintained by Landlord in connection with the operation of’ the Hotel. A schedule of Casino Intellectual Property and Patron Information known to Landlord is attached hereto and incorporated herein by this reference as Exhibit “A-6”.

“Casino Name” shall mean the Rampart Casino at the Resort at Summerlin.

“Casino Name License Agreement” is defined in Subsection 2.5(b).

“Casino NOI” means the EBITDA of the Casino Business after deducting the following extraordinary expenses: (a) payments made to Landlord with respect to Landlord’s Personal Property Investment; (b) payments made to Tenant with respect to Tenant’s Initial Capital Investment and Tenant’s Subsequent Capital Investment under Subsection 3.11(a)(iii) and (c) payments made by Tenant from EBITDA (and not from the Capital Expense Reserve) for Approved Capital Expenditures pursuant to Section 5.9. An illustrative example of the calculation of Casino NOT is attached hereto as Exhibit “A-7”.

“Casino Personal Property” means all of the following as of the Commencement Date: (i) the Casino FF&E and all other machinery, appliances, equipment, furniture, fixtures, tangible and intangible personal property and contractual rights of every kind or nature located in or on, or attached to, or used or to be used in connection with the Casino, and/or the Casino Back-of-the-House Areas and all other trade fixtures which constitute all of the tangible and intangible personal property assets and contractual rights related to or used in connection with the Casino, the Casino Back-of-the-House Areas or the Casino Business; (ii) all Operating Supplies; (iii) all building materials and goods procured for use or in connection with the foregoing; and (iv) all Gaming Equipment; including Participating Gaming Equipment.

“Casino Personal Property Additions” means any additions to and all substitutions, and replacements of Casino Personal Property and the Casino Personal Property Additions.

“Casino Personal Property Additions Capital Leases” means capital leases entered into by Tenant for the acquisition of Casino Personal Property Additions.

“Casino Personal Property Mortgage” is defined in Section 3.9 and means the perfected first security interest in all of the Tenant’s right, title and interest in the Gaming Equipment that will be granted by Tenant to the Mortgagee pursuant to a restatement and amendment of certain existing security documents as described in Section 5.7.

“Casino Public Common Areas” means all areas of the Casino, which are ancillary to, and open to the public for the use, and enjoyment of, the Casino, including, but not limited to all lobbies, stairways, elevators, elevator lobbies, corridors, restrooms, and similar public facilities.

“Casino Standards” means a casino that is of equal or better quality to that of the Hard Rock Café Casino, 4456 Paradise Road, Las Vegas, Nevada 89109, as of the Commencement Date.

“Casino Transition Procedures” is defined in Section 5.7 and Exhibit “5.7.”

“Closing Date” means November 20, 2001, the date on which Prime Landlord acquired the Resort from the Patch Lease Tenant.

“Commencement Date” shall mean the first day of the first calendar month following the date that all Gaming Authorities approve this Lease, the Prime Lease and Tenant’s nonrestricted gaming license for the Casino and the Casino Back-of-the-House Areas. The estimated Commencement Date is April 1, 2002. When the Commencement Date is known, the Parties will enter into a supplemental letter that confirms the Commencement Date.

“Common Areas” means all areas, improvements and equipment within the Buildings and the Land other than Casino Public Common Areas that are open to the general public and made available or designated from time to time by Prime Landlord or reasonably necessary for the common, non-exclusive use and enjoyment of, or benefit by Prime Landlord, and all lessees of all or any part of the Land, and their employees, customers, invitees, business invitees and others on or about the Land in connection with any permitted use under this Lease and not devoted to or for Prime Landlord’s or any one lessee’s exclusive use and which shall include, without limitation, all driveways, sidewalks, parking areas, parking structures, landscaped areas, lobbies, stairways, elevators, elevator lobbies, loading and delivery areas, service entrances, corridors (excluding guest room corridors in the Hotel), restrooms, common use interior and exterior signs, if any, and similar public facilities.

“Common Area Survey” shall have the meaning specified in Section 2.3.

“Current Licensor Standards” shall have the meaning specified in Section 5.10.

“Customary Hazardous Substances” is defined in Section 18.1.

“Default Rate” means five percent (5%) over the base rate announced from time to time by Citibank, N.A. in New York, New York, as such base rate may be adjusted and announced from time to time, or if unavailable, the parties shall use the prime reference rate of any New York regional bank selected by Prime Landlord.

“Deficiency” is defined in Subsection 12.3(c).

“Deposit Agreement” is defined in Subsection 5.8(a).

“EBITDA” means earnings before deductions for interest, taxes, depreciation and amortization, as determined under GAAP.

“Eminent Domain” is defined in Subsection 8.2(a).

“Employee Common Areas” means all areas of the Buildings and the Land other than Casino Public Common Areas and Common Areas, not open to the general public, reserved for the non-exclusive use of employees or management personnel of Prime Landlord, Landlord, Tenant and other lessees of all or any part of the Resort, and which shall include, without limitation, the employee cafeteria, employee parking areas, employee break rooms, etc. as designated and/or reconfigured by Prime Landlord from time to time during the Term.

“Environmental Claims” is defined in Section 18.3.

“Environmental Laws” is defined in Section 18.7.

“Exclusivity Provisions” is defined in Section 2.12.

“Exhibits” means the exhibits to this Lease which are described in the List of Exhibits on the page following the signature page of this Lease, each of which is attached to this Lease and incorporated herein by this reference and “Exhibit” means one of the Exhibits.

“Fair Market Rent” is defined in Section 3.3.

“GAAP” means generally accepted accounting principles, consistently applied.

“Gaming Authorities” means, collectively, the Nevada State Gaming Control Board, Nevada Gaming Commission, the City of Las Vegas, and any other governmental agency or entity with jurisdiction over Prime Landlord, Landlord, Tenant and/or the Casino Business in accordance with applicable Gaming Laws.

“Gaming Equipment” means, collectively, all gaming devices as that term is defined in Nevada Revised Statutes (“NRS”) 463.0155, games as that term is defined in NRS 463.0152 and associated equipment as that term is defined in NRS 463.0136 existing at the Resort on the date of this Lease, including any Participating Gaming Equipment, and any replacements and substitutions therefor, but excluding any additions thereto. Exhibit “A-5” will include a schedule of the Gaming Equipment.

“Gaming Laws” mean, collectively, the Nevada Gaming Control Act and the regulations promulgated thereunder as well as any other Laws applicable to Prime Landlord, Landlord, Tenant, or Tenant’s gaming operations within the Premises.

“Hamada Lease” is defined in Section 2.12.

“Hazardous Substances” is defined in Section 18.7.

“Hotel” means (a) two (2) hotel buildings consisting of approximately 461 guest rooms and 80 suites; (b) an approximately 40,000 square foot spa and fitness facility; and (c) an approximately 50,000 square feet of conference and banquet center, meeting rooms, restaurants and associated facilities, all located on the Land, the approximate location and boundaries of which are shown on the site plan attached hereto as Exhibit “A-2” and incorporated herein by this reference. The Hotel does not include the Casino, the Casino Back-of-the-House Areas, the Common Areas or the Employee Common Areas.

“Hotel Name” means the JW Marriott Las Vegas Resort, Spa & Golf at the Resort at Summerlin.

“Hotel Operator” means the Person which contracts with Prime Landlord for the operation of the Hotel and the Resort (other than the Casino and the Casino Back-of-the-House Areas) and if there is no such Person, Hotel Operator means Prime Landlord.

“Hughes” means Howard Hughes Properties, Inc.

“Improvements” means the Buildings and other improvements now or hereafter erected on the Land.

“Inspector” is defined in Section 6.5.

“Land” means that certain real property owned in fee simple by Prime Landlord and described on Exhibit “A-1” attached hereto and incorporated herein by this reference.

“Landlord” means Hotspur Casinos Nevada, Inc. and its successors and assigns.

“Landlord Claims” is defined in Subsection 11.3(a).

“Landlord Guarantor” shall mean Hotspur Investment Holdings Inc.

“Landlord Indemnified Parties” is defined in Subsection 11.3(a).

“Landlord’s Personal Property Investment” is defined in Section 3.10.

“Landlord’s Rent Notice” is defined in Subsection 3.3(a).

“Laws” means all laws, ordinances, statutes, rules, regulations, court decisions, and administrative rulings now or hereafter promulgated, and all revisions, modifications, amendments, repeals, and other changes thereof and thereto.

“Lease” means this Sublease and the Exhibits hereto, which are incorporated herein by this reference.

“Lease Deposit” means the security deposit under this Lease, which described in Section 3.8.

“Lease Expenses” means all rent, reimbursement and other amounts paid by Tenant to Landlord under this Lease.

“Lease Termination Fee” is defined in Section 2.9.

“Lease Year” means each period of twelve (12) consecutive calendar months during the Term, beginning April 1st and ending March 31st.

“Letter of Credit” is defined in Subsection 3.8(b).

“License Agreement” means any franchise agreement, license agreement, or other similar agreement now or hereafter entered into between Prime Landlord and any reputable, nationally recognized hotel or resort company, which provides for the affiliation of the Hotel with such company.

“Licensor” means the reputable, nationally recognized hotel or resort company, which is the licensor or franchisor under any License Agreement.

“Licensor Standards” mean the Current Licensor Standards for operation and maintenance of the Resort, as amended from time to time by the Licensor and imposed upon the Resort pursuant to the terms of the License Agreement.

“Marriott” means Marriott International.

“Material Violation of Gaming Laws” means a violation of the Gaming Laws, which if not remedied could result in suspension or revocation of the gaming license of the Person violating such Gaming Laws.

“Mendenhall” is defined in Section 9.1.

“Millennium” is defined in Section 9.1.

“Mortgagee” means the holder of any security interest, mortgage or deed of trust (collectively, a “Mortgage”) made or given by Prime Landlord encumbering Prime Landlord’s interest in all or any part of the Resort.

“NRS” means Nevada Revised Statutes.

“Operating Costs” are defined in Section 4.4.

“Operating Cost Consultants” is defined in Subsection 4.2(c).

“Operating Supplies” means all consumable items used in or reasonably required in connection with the operation of the Casino Business, including, without limitation, food and beverages, accounting and administrative forms, and video tapes and other surveillance supplies.

“Participating Gaming Equipment” means Gaming Equipment that is leased or utilized by Tenant on a participation basis with a licensed operator of an inter-casino linked system or operator of a slot machine route such as Megabucks, Wheel of Fortune or Monopoly.

“Parties” means Landlord and Tenant and “Party” refers to either of them.

“Patch Lease” means that certain Gaming Property lease dated as of November 20, 2001, wherein Prime Landlord is landlord and the Patch Lease Tenant is tenant pursuant to which the Patch Lease Tenant has retained title to the Gaming Equipment pending the Commencement Date and pursuant to which the Patch Lease Tenant is operating the Casino.

“Patch Lease Tenant” means The Resort at Summerlin Limited Partnership, a Nevada limited partnership.

“Percentage Rent” is defined in Section 3.5.

“Percentage Rent Statement” is defined in Section 3.5.

“Person” or “person” means a natural person, a partnership, a corporation, a limited liability company, a trust and/or any other form of business association or entity.

“Personal Property Reimbursement Payments” means payments made by Tenant to Landlord pursuant to the terms of Section 3.10.

“Permitted Users” is defined in Section 2.2.

“Premises” means the Casino and the Casino Back-of-the-House Areas, but does not include the Casino Personal Property.

“Prime Landlord” means Hotspur Resorts Nevada, Inc., its successors and assigns.

“Prime Lease” means that certain lease of even date with this Lease, wherein Prime Landlord is landlord, and Landlord is tenant, including, but not limited to, all renewals, extensions, modifications and amendments thereof.

“Promotional Fee” is defined in Subsection 2.6(e).

“Property Facilities” is defined in Section 5.4.

“Property Taxes” means all real property taxes, ad valorem taxes in the nature of real property taxes, assessments and impositions charged by any government agency or entity with jurisdiction, including, but not limited to, any entity with jurisdiction under any covenants, conditions or restrictions that affect the Land.

“Purchase Agreement” means that certain Exchange Agreement dated as of September 6, 2001 between Prime Landlord, as transferee, and The Resort at Summerlin, Inc. and The Resort at Summerlin Limited Partnership, as transferors.

“Remaining Property” means that portion of the Resort that is not the Hotel or the Casino or the Casino Back-of-the-House Areas, and includes the Common Areas and the Employee Common Areas.

“Remedial Work” is defined in Section 18.6.

“Rent” is defined in Section 3.4.

“Rent Adjustment Date” is defined in Section 3.2.

“Required Bar” is defined in Subsection 2.6(a).

“Required Food Facility” is defined in Subsection 2.6(a).

“Required Food Facility Location” is defined in Subsection 2.6(c).

“Required Hotel Rooms” is defined in Subsection 2.6(a).

“Required Miscellaneous Facilities” is defined in Subsection 2.6(a).

“Resort” means the Land and Improvements, including the Hotel, the Casino, the Casino Back-of-the-House Areas, and the Remaining Property.

“Resort Name” means The Resort at Summerlin, the name of the resort hotel and casino operated on the Land as of the Commencement Date.

“Spiedini Lease” is defined in Section 2.12.

“Sublease” is defined in Section 9.3.

“Subtenant” is defined in Section 9.3.

“Summerlin CC&Rs” means those certain covenants, conditions, restrictions and agreements filed in the official real estate records of Clark County, Nevada under in Book 960815 as Document 01189, in Book 970521 as Document No. 01087, and in Book 960815 as document 01190.

“Surveillance Room” means that portion of the Premises more particularly shown on Exhibit “A-4”, which shall serve as a management and control center for Tenant’s security services.

“Tenant” means Rampart Resort Management, LLC.

“Tenant Claims” is defined in Subsection 11.3(b).

“Tenant Indemnified Parties” is defined in Subsection 11.3(b).

“Tenant Investment Gaming Equipment” is defined in Subsection 5.9(b).

“Tenant Management Fees” means management fees equal to Two Million Dollars ($2,000,000) per annum, which are paid or payable by Tenant to an Affiliate of Tenant for the Management of the Casino Business.

“Tenant Promotions” is defined in Subsection 2.6(e).

“Tenant’s Actual Operating Cost Statement” is defined in Section 4.3.

“Tenant’s Base Year Operating Costs” is defined in Subsection 4.2(b).

“Tenant’s Gaming Equipment Investment” is defined in Subsection 5.9(b).

“Tenant’s Initial Capital Investment” is defined in Subsection 5.8(a).

“Tenant Invitees” is defined in Section 5.4.

“Tenant’s Operating Cost Estimate” is defined in Section 4.3.

“Tenant’s Operating Cost Obligation” is defined in Section 4.1.

“Tenant’s Rent Notice” is defined in Subsection 3.3(a).

“Tenant’s Share” is defined in Section 4.4.

“Tenant’s Subsequent Capital Investments” is defined in Subsection 5.8(b).

“Term” means the term of this Lease, which shall commence on the Commencement Date and shall expire at 11:59 p.m. on the last day of the calendar month proceeding the tenth (10th) anniversary of the Commencement Date.

“Transfer” is defined in Section 9.1.

“Transferee” is defined in Section 2.11.

“Work” is defined in Section 6.4.

ARTICLE II —  PREMISES AND OTHER AREAS; TERM

Section 2.1            Lease of Premises

(a)           For the Term, Landlord, in consideration of the rents herein reserved and of the terms, provisions, covenants and agreements on the part of Tenant to be kept, observed and performed, does hereby lease, license, assign, transfer and demise the Premises solely and exclusively unto Tenant, and Tenant does hereby hire and take the Premises from Landlord. The Premises are shown on Exhibit “A-3.”

(b)           Tenant shall have and is hereby granted the sole and exclusive right to operate the Casino Business and the Gaming Equipment on or about the Land and within the Resort and neither Prime Landlord, Landlord, nor any other lessee, licensee, manager, operator or any other party under contract with Prime Landlord or Landlord or on or about the Resort with Prime Landlord’s or Landlord’s permission or at Prime Landlord’s or Landlord’s sufferance shall have any right to operate a Casino Business or any Gaming Equipment. Landlord shall cause Prime Landlord to include a corresponding prohibition of any such use in any contract, lease, license, agreement or other document or instrument pursuant to which Prime Landlord grants, permits, covenants, or otherwise agrees to the use or enjoyment of any other part of the Resort by any third party. Without limiting the generality of the foregoing, Landlord expressly acknowledges that NRS 463.245 provides that a gaming license may not be issued to any person if the issuance would result in more than one licensed operation at a single establishment. Nothing contained in this Lease shall prohibit or restrict Tenant from contracting with third parties to provide gaming services to Tenant and its Casino Business in accordance with all applicable Gaming Laws, including, without limitation, race book and sports pool services, inter-casino linked systems, Participating Gaming Equipment and similar gaming-related services.

(c)           The parties expressly agree and acknowledge that the Premises include, without limitation, the following food and beverage outlets currently installed in the Casino: the “Round Bar,” “Addisons,” the sports book bar, and the north and south service bars, all of which are shown on Exhibit “A-3”. The Premises will also include the Required Food Facility that Tenant will install in the future as provided in Subsection 2.6(a). Landlord acknowledges that such food and beverage outlets are an integral part of the Casino Business, and that during the Term Tenant shall have the sole and exclusive right to operate said food and beverage outlets in the Casino and to retain any and all revenues and earnings therefrom and to suffer any and all losses resulting therefrom. The parties also acknowledge that the Premises may (but shall not be required to) include other food and beverage outlets installed by Tenant in the Casino from time to time during the Term.

Section 2.2            Common Areas

(a)           During the Term, Landlord hereby grants to Tenant a non-exclusive, irrevocable right and license to use the Common Areas and the Employee Common Areas in common with Landlord, Prime Landlord, and its other lessees and licensees and, as applicable, the respective employees, customers, invitees, business invitees, contractors, agents, and others on or about the Land in connection with any use or activity permitted hereunder (collectively, “Permitted Users”) of Landlord, Prime Landlord, and its other lessees and licensees. Prime Landlord shall have the right to promulgate reasonable rules and regulations with respect to such use, provided that the same are non-discriminatory among all lessees of Prime Landlord and shall have exclusive control over and the exclusive right to manage the Common Areas and Employee Common Areas. Tenant shall have no dominion or control over the Common Areas or the Employee Common Areas. Prime Landlord shall have the right to make reasonable alterations, expansions, contractions, relocations and other adjustments to the Common Areas and Employee Common Areas from time to time as Prime Landlord deems reasonable or appropriate, and no alteration or diminution thereof shall be deemed a constructive or actual eviction of Tenant or entitle Tenant to compensation or a reduction or abatement of Rent. In exercising control over and managing the Common Areas and Employee Common Areas, Prime Landlord shall act reasonably and in a manner that does not unreasonably interfere with or have a material adverse impact upon Tenant’s use of the Common Areas or Employee Common Areas.

(b)           During the Term, Landlord hereby reserves and Tenant hereby grants to Prime Landlord, Landlord, and their Permitted Users an irrevocable, non-exclusive right and license to use the Casino Public Common Areas in common with Tenant and Tenant’s Permitted Users. Notwithstanding any other provision of this Lease, Tenant shall not interfere in any manner whatsoever with ingress to and egress from the various interior and exterior parts of the Resort through the Casino Public Common Areas by Prime Landlord, Landlord or any of their Permitted Users. Further, in exercising control over the Casino Public Common Areas, Tenant shall act reasonably and in a manner that does not unreasonably interfere with or have a material adverse effect upon Prime Landlord’s or Landlord’s use of the Casino Public Common Areas.

Section 2.3            Reciprocal Rights

During the Term, Landlord and Tenant hereby grant to each other and their Permitted Users irrevocable, reciprocal rights of pedestrian access, ingress and egress through the Common Areas and Casino Public Common Areas. Similarly, during the Term Landlord and Tenant hereby grant to each other and their Permitted Users irrevocable, reciprocal rights of vehicular access, ingress and egress with respect to the vehicular drives, driveways and parking lots of the Resort. Nothing contained in this Section 2.3 shall limit Prime Landlord’s, Landlord’s or Tenant’s rights to temporarily close or partition such common areas in the course of any maintenance, repairs, replacements, alterations, or other similar activities contemplated under this Lease; provided, however, that Prime Landlord’s rights under Subsection 2.2(b) shall govern over any conflicting provisions of this Section 2.3; and provided further that in exercising such rights Prime Landlord, Landlord, and Tenant shall each act reasonably and in a manner that does not unreasonably interfere with or have a material adverse impact upon the operations of the Resort. Any lease, license or similar agreement with any third party to portions of the Resort shall include similar reciprocal rights of access, ingress and egress between adjacent common areas for the benefit of all Permitted Users. If a Mortgagee requires it, Landlord shall cause a survey of the Common Areas, Employee Common Areas, and Casino Public Common Areas to be prepared by a professional engineer chosen by Landlord (the “Common Area Survey”). When the Common Area Survey is completed, Prime Landlord and Landlord will enter into a mutually acceptable amendment of the Prime Lease, and Landlord and Tenant will enter into a mutually acceptable amendment to this Lease, which shall establish specific licenses and easements shown on the Common Area Survey in favor of Prime Landlord, Landlord, Tenant and the Permitted Users in lieu of the general licenses and easements specified in Sections 2.2 and 2.3 this Lease. The Common Area Survey shall be subject to the reasonable approval of Prime Landlord, Landlord, and Tenant. Landlord will cause Prime Landlord to pay all reasonable costs of preparing the Common Area Survey and the amendment of this Lease contemplated by this Section 2.3.

Section 2.4            Signs

At its sole cost and expense, Tenant shall have the right to install such interior signs in the Premises as Tenant may reasonably determine from time to time, provided that each such sign is in full compliance with the standards for Tenant’s use of the Premises that are set forth in

Section 5.1 and otherwise in this Lease, any applicable Licensor Standards, laws, Summerlin CC&Rs, and the Casino Name License Agreement, Tenant shall also have the right to install such temporary and permanent exterior signs as Landlord may reasonably approve from time to time, provided that each such exterior sign is in compliance with this Lease, any applicable laws, Licensor Standards, Summerlin CC&Rs, and the Casino Name License Agreement. All such exterior signs that are for the exclusive use of Tenant shall be considered part of the Premises. Tenant shall pay all costs of such exterior signs that are for Tenant’s exclusive use, including, but not limited to, the costs to obtain any required permits and authorizations for such signs, the costs of erecting and maintaining such signs, and the costs of operating, repairing and replacing such signs. If any exterior sign is shared with Prime Landlord, Landlord or other lessees, as part of the Operating Costs, Tenant shall pay its equitable share of all costs of such shared signs, including, but not limited to, the costs to obtain any required permits and authorizations for such shared signs, the costs of erecting and maintaining such shared signs, and the costs of operating, maintaining, repairing, and replacing such shared signs. Landlord and Tenant acknowledge and agree that Licensor may be Marriott and it is highly likely that Marriott will not permit the name “Marriott” to be used in connection with the Casino or the Casino Back-of-the-House Areas in any manner whatsoever because Marriott is not associated at this time with any casino operation in North America. Landlord and Tenant will use reasonable commercial efforts to obtain such approvals from Marriott (if any are required) to install commercially effective exterior signage for the Casino. Similarly, Landlord and Tenant acknowledge and agree that the Resort is located in Summerlin and that the Summerlin CC&Rs impose restrictions upon exterior signage in Summerlin. Landlord and Tenant will use reasonable commercial efforts to obtain approvals from the appropriate party under the Summerlin CC&Rs to install commercially effective signage for the Casino.

Section 2.5            Casino Intellectual Property and Patron Information

(a)           Landlord hereby grants to Tenant an exclusive, irrevocable license for the Term to use the Casino Intellectual Property and Patron Information in connection with Tenant’s use, operation or management of the Casino, the Casino Back-of-the-House Areas and the Casino Business. Notwithstanding any other provision of this Lease, during the Term Tenant shall not use the Casino Intellectual Property and Patron Information with respect to any business except the Casino Business. Landlord shall deliver any and all tangible personal property in its possession or control relating to or necessary for the use of the Casino Intellectual Property and Patron Information to Tenant on the Commencement Date. Tenant acknowledges that Landlord is assigning its right to the Casino Intellectual Property and Patron Information on an “As-Is, Where-Is” basis, and Landlord makes no representation or warranty with respect to the quality, accuracy, completeness or suitability of the Casino Intellectual Property and Patron Information for any particular purpose. During the term of this Lease, Tenant shall maintain ownership of the Casino Intellectual Property and Patron Information and shall use reasonable commercial efforts to add to and enhance the quantity and quality of the Casino Intellectual Property and Patron Information with respect to the Casino. At the termination of this Lease, at no cost to Landlord, but on an “As-Is, Where-Is” basis, Tenant shall assign to Landlord or its designee all of the Tenant’s right, title, and interest in all Casino Intellectual Property and Patron Information existing on the date of termination of this Lease. Notwithstanding the assignment to Landlord, after the termination of this Lease Tenant shall have an irrevocable license to use the Casino Intellectual Property and Patron Information in any manner that is not competitive with

Landlord’s use thereof. For the purposes of this Lease, Tenant’s use of the Casino Intellectual Property and Patron Information shall be deemed not to be competitive with Landlord’s use after the termination of this Lease if all of the following conditions are met with respect to the Casino Intellectual Property and Patron Information: (i) it is not be used, directly or indirectly, in connection with any gaming facility within a 5-mile radius of the Resort; (ii) it is not used, directly or indirectly, in any gaming facility that is not owned and/or controlled by Tenant or its principals, William J. Paulos and William C. Wortman, and (iii) except for its use in the manner authorized by foregoing clauses (i) and (ii), it shall be keep strictly confidential by Tenant and its principals and shall not be disseminated to or otherwise made available to any Person. Tenant expressly agrees and acknowledges that any default with respect to the foregoing agreements may have a material, adverse effect on the financial success of the operation of the Hotel and Casino. Tenant further agrees that the money damages that Landlord may suffer as a result of any breach by Tenant or its principals under this Subsection 2.5(a) may not be an adequate remedy. Accordingly, Landlord shall have the right to specifically enforce the restrictive covenants under this Subsection 2.5(a) by injunctive or other equitable relief. The provisions of this Subsection 2.5(a) shall survive the expiration or termination of this Lease.

(b)           Tenant shall operate the Casino, the Casino Back-of-the-House Areas and Casino Business under the Casino Name. Any changes to the Casino Name shall be subject to the prior written approval of Landlord, Hughes, and Licensor, if required under the License Agreement. Any and all costs and expenses with respect to the Casino Name or any change thereof shall be paid by Tenant. Attached to this Lease as Exhibit 2.5(b) is a copy of the License Agreement that Prime Landlord is entering into with Hughes (“Casino Name License Agreement”). Tenant shall fully comply with the terms of the Casino Name License Agreement that relate to the Casino Name. It shall be a material default under this Lease if Tenant fails to fully comply with such terms within fifteen (15) days after written notice from Landlord.

Section 2.6            Required Resort Hotel Amenities and Facilities

(a)           Landlord expressly acknowledges that pursuant to NRS 463.1605, the Nevada Gaming Commission may not approve a nonrestricted gaming license for an establishment that is not a “resort hotel,” and that pursuant to NRS 463.01865, in addition to a gaming area, a “resort hotel” must have (i) more than two hundred (200) rooms available for sleeping accommodations (the “Required Hotel Rooms”), (ii) at least one bar with permanent seating capacity for more than thirty (30) patrons that serves alcoholic beverages sold by the drink for consumption on the premises (the “Required Bar”), and (iii) at least one restaurant with permanent seating capacity for more than sixty (60) patrons that is open to the public twenty-four (24) hours each day and seven (7) days each week (the “Required Food Facility”). Landlord further acknowledges that there may be local gaming laws, local zoning ordinances, codes and regulations (including use permits), recorded covenants, conditions and restrictions encumbering the Land, and other applicable laws or encumbrances, that require the Casino Business to offer certain other non-gaming amenities and facilities (the “Required Miscellaneous Facilities”). The Premises include the Required Bar, but not the Required Hotel Rooms or the Required Food Facility. Landlord and Tenant are not aware of any Required Miscellaneous Facilities for the Casino or the Casino Back-of-the-House Areas.

(b)           During the Term, Landlord will cause Prime Landlord to operate, offer, and keep open for business the Required Hotel Rooms. Until the date that Tenant completes and opens a Required Food Facility within the Premises, Landlord will cause Prime Landlord to operate, offer, and keep open for business the Required Food Facility and permit Tenant and its Permitted Users to use the Required Food Facility in common with all other Permitted Users of the Resort. The Required Food Facility that Landlord will cause Prime Landlord to operate will be a combination of the Ceres Restaurant, which shall be open daily from 6:30 a.m. to 10:00 p.m. and the Irish Pub Restaurant, which shall be open daily from 10:00 p.m. to 6:30 a.m. Neither of these facilities shall be part of the Premises. The Ceres Restaurant and the Irish Pub Restaurant are shown on Exhibit “A-3.”  The menu for the Irish Pub Restaurant has been changed to include breakfast offerings. Landlord shall have no obligation to cause Prime Landlord to operate a Required Food Facility after Tenant opens its Required Food Facility.

(c)           At Tenant’s sole cost and expense, Tenant shall construct, equip and open for business a Required Food Facility within the Premises as soon as practicably possible after the date of this Lease, but no later than June 30, 2002. The Required Food Facility will be located in the area shown on Exhibit “A-3.” (the “Required Food Facility Location”). Landlord will make the part of the Required Food Facility Location that is colored red on Exhibit “A-3” available to Tenant on the Commencement Date and shall make the balance of the Required Food Facility Location available to Tenant from time to time as it is vacated by current tenants. Landlord and Tenant acknowledge that as of the date of this Lease, all such current tenants have vacated their spaces, except Occhiali, Inc. Landlord will deliver the space currently occupied by Occhiali, Inc. as soon as possible after the date of this Lease. Landlord has sent a relocation notice to Occhiali, Inc. and will diligently pursue the relocation of Occhiali, Inc. or the termination of the lease with Occhiali, Inc.

(d)           Intentionally Left Blank.

(e)           Tenant acknowledges that pursuant to the Patch Lease, Prime Landlord permitted the Patch Lease Tenant to spend a monthly promotional fee in the amount of One Hundred Thousand Dollars ($100,000) on the first day of January, February, and March, 2002. On the Commencement Date Landlord will pay One Hundred Thousand Dollars ($100,000) to Tenant (the “Promotional Fee”). Tenant shall use the Promotional Fee for special promotions of the Casino for the month of April 2002 (“Tenant Promotions”). The Tenant Promotions are fully described in Exhibit 2.6(e). Tenant represents and warrants to Landlord that Tenant shall cause the Tenant Promotions to be conducted at the times and in the manner described in Exhibit 2.6(e).

Section 2.7            Non-Compete Covenants

During the Term, neither Tenant nor any parent or subsidiary entity, nor any entity controlled by or under common control with Tenant, nor any member, manager, shareholder, partner, director or officer of Tenant or any of the foregoing entities shall own, lease, manage or operate any nonrestricted gaming casino nor have any ownership or equity interest greater than five percent (5%) in any nonrestricted gaming casino within a five-mile radius of the Land, unless such participation is consented to by Prime Landlord and Landlord in writing, in their sole and absolute discretion. Tenant expressly agrees and acknowledges that any such competitive casino may have a material, adverse effect on the financial success of the operation of the Hotel and Casino. Tenant further agrees that the money damages that Prime Landlord and Landlord may suffer as a result of Tenant’s default under this Section 2.7 may not be an adequate remedy. Accordingly, Prime Landlord and Landlord shall have the right to specifically enforce the restrictive covenants under this Section 2.7 by injunctive or other equitable relief.

Section 2.8            Tenant’s Operating Covenant

Tenant shall commence operations of the Casino Business in the Premises on the Commencement Date, and shall continuously operate the Casino Business on the entire Premises without interruption, twenty four (24) hours per day, each day of the year throughout the Term. The covenant set forth in this Section 2.8 constitutes material, bargained for consideration for Landlord’s agreement to enter into this Lease, and the parties acknowledge that no adequate remedy at law may exist for breach of the foregoing covenant. Therefore, in the event of a breach of this Section 2.8 Landlord shall have the right, at Landlord’s option, in addition to Landlord’s remedies for a default by Tenant hereunder, to obtain an order for specific performance of the foregoing covenant.

Section 2.9            Landlord’s Termination Option

Landlord shall have the right to terminate this Lease upon the sale of the Resort to a bona fide third party purchaser that is not an Affiliate of Prime Landlord or Landlord upon sixty (60) days prior written notice to Tenant, provided that upon termination of this Lease, Landlord shall pay to Tenant a “Lease Termination Fee” equal to the sum of the following amounts: (a) Two Million Dollars ($2,000,000); plus (b) the unreturned balance, if any, of Tenant’s Initial Capital Investment and Tenant’s Subsequent Capital Investment; plus (c) an amount equal to the Casino NOI for those months, if any, during the last full 12 months prior to the date of termination for which no Percentage Rent was payable, but either Base Rent or Fair Market Rent was payable; plus (d) an amount equal to fifty percent (50%) of the Casino NOI for those months, if any, during the last full 12 months prior to the date of termination for which Percentage Rent was payable. The rights of Landlord under this Section 2.9 shall inure to the benefit of any successor to Landlord, including, without limitation, any lender of Landlord.

Section 2.10         Tenant’s Termination Option

If the Resort is sold, but Landlord does not exercise its Lease termination option specified in Section 2.9, Tenant shall have the option to terminate this Lease effective on the date of closing of the sale of the Resort by written notice to Landlord no later than ten (10) Business Days after Tenant receives written notice from Landlord that Prime Landlord intends to sell the Resort, but Landlord does not intend to exercise its option to terminate this Lease pursuant to Section 2.9. Landlord’s notice to Tenant shall include a description and resume of the potential purchaser, references, and such additional non-confidential information as Landlord may have with respect to the potential purchaser and its principals. Tenant’s right to terminate shall be effective only if the sale of the Resort closes and only if Tenant is not in default under this Lease at any time between the date that Tenant receives Landlord’s notice and the date of closing of the sale of the Resort. Tenant shall not be entitled to a Lease Termination Fee if Tenant elects to terminate pursuant to this Section 2.10. If Tenant is obligated to pay Base Rent and Percentage

Rent under this Lease at the time of the sale and this Lease is not terminated, Tenant shall pay Fair Market Rent in lieu of Base Rent and Percentage Rent until the potential purchaser is licensed or is found suitable. Thereafter, Tenant shall pay Base Rent and Percentage Rent in lieu of Fair Market Rent.

Section 2.11         Mortgagee’s Termination Option

If Prime Landlord defaults under a Mortgage and the Mortgagee and/or its designee or any other transferee (the “Transferee”) obtains title to the Property by Judicial or nonjudicial foreclosure or deed in lieu of foreclosure or by any other means, such Transferee shall have the right to terminate this Lease by providing written notice to Tenant no less than thirty (30) days prior to the date of termination of this Lease. In such event, Landlord Guarantor shall pay to the Tenant the Lease Termination Fee. In no event will such Transferee have any obligation to pay Tenant the Lease Termination Fee. Exhibit 2.11 is a form of Guaranty that Landlord Guarantor shall provide to Tenant to guarantee payment to Tenant of the Lease Termination Fee pursuant to this Section 2.11.

Section 2.12         Exclusivity Provisions

Tenant acknowledges that Prime Landlord is a party to a lease dated November 10, 1998 with Hamada Resort, Inc. (the “Hamada Lease”), which was rejected in a bankruptcy proceeding Section 6.8 of the Hamada Lease prohibits the Prime Landlord from leasing to another restaurant tenant at the Resort that has Asian Foods as its primary menu items. Similarly, Tenant acknowledges that Prime Landlord is a party to a lease dated November 2, 1998 with Spiedini, Inc. (the “Spiedini Lease”), which was rejected in a bankruptcy proceeding. Section 6.8 of the Spiedini Lease prohibits the Prime Landlord from leasing to another restaurant tenant at the Resort that has Italian Food as its primary menu items. The foregoing restrictions in the Hamada Lease and the Spiedini Lease are referred to as the “Exclusivity Provisions.”  Section 6.8 of the Hamada Lease and Section 6.8 of the Spiedini Lease are set forth in Exhibit “2.12.” Tenant agrees to comply with the Exclusivity Provisions and any new exclusivity provisions that Prime Landlord may enter into with tenants of the Resort after the date of this Lease; provided that Landlord shall cause Prime Landlord not to enter into any new exclusivity provisions that would prevent Tenant from operating a Required Food Facility and/or buffet. Notwithstanding any other provision of this Lease, Landlord shall cause Prime Landlord not to enter into any lease after the date of this Lease for any part of the Resort that restricts Tenant’s ability to operate any of the following: (a) a fine dining restaurant; (b) a steak house; or (c) a coffee shop, buffet or general purpose restaurant that offers a varied menu.

ARTICLE III —  RENT; TENANT OBLIGATIONS

Section 3.1            Base Rent

Tenant shall pay to Landlord as Base Rent for the Premises during the Term the sums set forth in this Section 3.1 (as the same may be adjusted, if applicable, pursuant to Section 3.2 hereof “Base Rent”). Base Rent shall be payable in equal monthly installments on the first day of each calendar month at the following rates:

(a)           Base Rent for the first Lease Year shall be Four Million Dollars ($4,000,000).

(b)           Commencing on the first day of the second (2nd) Lease Year, and continuing on the first day of each Lease Year through the seventh (7th) Lease Year, Base Rent shall increase by Three Hundred Thousand Dollars ($300,000) per annum.

(c)           Base Rent for the eighth (8th), ninth (9th), and tenth (10th) Lease Years shall equal Six Million Dollars ($6,000,000) per Lease Year.

Section 3.2            Fair Market Rent

If for any reason Landlord does not obtain a nonrestricted gaming license or is not found suitable by the Nevada Gaming Commission, Base Rent shall be increased or decreased on the first day of the third (3rd) fifth (5th), seventh (7th) and ninth (9th) Lease Years (each a “Rent Adjustment Date”) to the Fair Market Rent for the two year period following the Rent Adjustment Date. In no event shall the Fair Market Rent for any Lease Year be less than the Base Rent that would have applied in such Lease Year under Section 3.1, or greater than the sum of such Base Rent plus an amount equal to the Percentage Rent that would have applied if Landlord had obtained a gaming license or had been found suitable. If the Fair Market Rent adjustment to Base Rent pursuant to Section 3.2 comes into effect and Landlord thereafter obtains a nonrestricted gaming license or is found suitable, from the first day of the first calendar month following the date that Landlord obtains its gaming license or is found suitable, and for so long as such license or finding of suitability remains in effect, instead of paying Fair Market Rent, Tenant shall pay the Base Rent plus Percentage Rent. If such license or finding of suitability becomes inapplicable for any reason, during the period of inapplicability, Tenant shall pay Fair Market Rent. Landlord covenants and agrees to use its reasonable commercial efforts to apply for and obtain a nonrestricted gaming license or a finding of suitability from the Nevada Gaming Commission as soon as possible following the Commencement Date. Whenever Tenant is paying Base Rent as adjusted based upon Fair Market Rent pursuant to this Section 3.2, references in this Lease to “Base Rent” shall be deemed to mean Fair Market Rent.

Section 3.3            Calculation of Fair Market Rent

For purposes of this Lease, the term “Fair Market Rent” means the annual Base Rent that a willing licensed tenant would pay to a willing unlicensed landlord for comparable premises to the Premises based upon the gross revenue generated by the Casino Business in the Premises for the Lease Year immediately preceding the Rent Adjustment Date, less the expense of capital leases for Casino Personal Property Additions during such Lease Year. Fair Market Rent shall be calculated as follows:

(a)           Landlord shall advise Tenant in writing of Landlord’s determination of Fair Market Rent which shall include Landlord’s calculation of Fair Market Rent and any supporting documentation, such as studies or appraisals (“Landlord’s Rent Notice”) no less than sixty (60) days prior to each Rent Adjustment Date. Within fifteen (15) Business Days following receipt of Landlord’s Rent Notice, Tenant shall notify Landlord in writing (“Tenant’s Rent Notice”) whether Tenant accepts Landlord’s determination of Fair Market Rent. If Tenant disagrees with Landlord’s determination of Fair Market Rent, Tenant’s Rent Notice shall set forth Tenant’s calculation of Fair Market Rent and any supporting documentation, such as studies or appraisals. If Tenant fails to give Tenant’s Rent Notice to Landlord within such period of fifteen (15)

Business Days, then Tenant shall be deemed to have accepted Landlord’s Rent Notice. If Tenant does not accept Landlord’s determination of Fair Market Rent, and Tenant has given Tenant’s Rent Notice in a timely fashion, the parties (or their designated representatives) shall promptly meet and attempt to agree on Fair Market Rent. If the parties have not agreed on Fair Market Rent within thirty (30) days after Tenant receives Landlord’s Rent Notice, the parties shall submit the matter to arbitration in accordance with the terms of this Section. The first Business Day after the thirtieth (30th) day following Tenant’s receipt of Landlord’s Rent Notice is referred to in this Lease as the “Arbitration Commencement Date”.

(b)           The arbitration will be conducted by three (3) qualified business appraisers who have been active over the ten (10) year period ending on the Arbitration Commencement Date in the appraisal of Casino businesses in greater Las Vegas, Nevada. Tenant will select one appraiser, Landlord will select one appraiser, and the two appraisers so chosen will select the third appraiser. If the two appraisers chosen by the parties do not agree on a third appraiser within ten (10) days after the date the second appraiser has been appointed, the third appraiser will be appointed by the Las Vegas office of the American Arbitration Association upon the application of either party. Each party shall select its appraiser within ten (10) days following the Arbitration Commencement Date. If either party fails to select its appraiser within such ten (10) day period, and the other party timely selects its appraiser, then the appraiser selected by the other party shall be the sole arbitrator for determining Fair Market Rent.

(c)           Within thirty (30) days after the selection of the third appraiser (or if only one appraiser is to render the decision as provided in Subsection (b) above, within thirty (30) days after the last day of the above-referenced ten (10) day period), the appraiser(s) shall determine the Fair Market Rent. If more than one appraiser has been appointed, each appraiser shall determine the Fair Market Rent. The average of the two appraisals that are closest in value shall be the Fair Market Rent.

(d)           This Section is an agreement to arbitrate as such is defined in Chapter 38 of the Nevada Revised Statutes; as the same may be amended from time to time, provided, however, that: (i) Sections 38.075, 38.085 and 38.095 and 38.145(1)(d) and any successor sections of such Chapter are hereby waived to the extent permitted by applicable law; and (ii) the time periods contained in Sections 38.145(2) and 38.155(1) and any successor sections of such Chapter are hereby shortened to thirty (30) days to the extent permitted by applicable law. The arbitration shall be performed in Clark County, Nevada. To the extent permitted by applicable law, Landlord and Tenant each consent to the procedure herein set forth and waive any rights (including any right to a hearing, representation by attorney at such hearing, or any rights with respect to witnesses, cross-examination, subpoenas, and depositions) they may have or conflicting provisions of the Nevada Uniform Arbitration Act, Nev. Rev. Stat. Subsection 38.015 et seq., as the same may be amended from time to time.

(e)           If the determination of Fair Market Rent pursuant to this Section 3.3 is not made before the beginning of the Lease Year to which it applies, Tenant shall continue to pay rent in the same amount that it was obligated to pay during the prior Lease Year until the determination is made. Within ten (10) days of the date that the determination of Fair Market Rent is made, Tenant shall pay any deficiency to Landlord or Landlord shall refund any overpayment to Tenant, as appropriate.

Section 3.4            Payment of Base Rent and Additional Rent

Base Rent shall be payable in equal monthly installments in advance on the first day of each and every month during the Term, without previous demand therefore and without offset or deduction of any kind whatsoever, other than as expressly provided for herein. In addition to Base Rent, Tenant shall pay to Landlord Additional Rent as and when specified elsewhere in this Lease, but if not specified, then within ten (10) days following demand from Landlord. Base Rent and Additional Rent for partial calendar months shall be prorated on a daily basis (based on a thirty-day month and the actual number of days elapsed). All Base Rent and Additional Rent payable by Tenant under this Lease is collectively referred as “Rent” and shall be made payable to Landlord and sent to Landlord’s at such address as provided by Landlord in writing, from time to time.

Section 3.5            Percentage Rent

If Landlord obtains a nonrestricted gaming license from or is found suitable by the Nevada Gaming Commission, then for the period commencing on the first day of the calendar month following the issuance of such license or such finding of suitability and continuing for so long as the license or finding of suitability is in effect, as Additional Rent, Tenant shall pay Landlord Percentage Rent in accordance with the terms of this Section 3.5. For purposes of this Lease, “Percentage Rent” for each Lease Year shall be equal to fifty percent (50%) of the Casino NOI for the Lease Year or portion thereof for which such license or finding of suitability is in effect. Percentage Rent for each Lease Year shall be due and payable no later than thirty (30) days following the end of such Lease Year or the termination date of this Lease. Each payment of Percentage Rent shall be accompanied by a statement setting forth in reasonable detail Tenant’s calculation of Casino NOI and Percentage Rent payable for the Lease Year, certified as correct by Tenant’s chief financial officer (the “Percentage Rent Statement”). In addition, Tenant shall provide Landlord with an audited financial statement for the Lease Year, including a confirmation of the calculation of the Percentage Rent, no later than one hundred twenty (120) days following the end of such Lease Year. Within one hundred twenty (120) days following the termination of this Lease, Tenant shall provide Landlord with an audited financial statement covering the period from the end of the prior Lease Year to the termination date of this Lease. The provisions of this Section 3.5 shall survive the expiration or earlier termination of this Lease.

Section 3.6            Right to Audit Tenant’s Books and Records

Landlord shall have the right to review Tenant’s books and records pertaining to Percentage Rent for the preceding Lease Year by giving Tenant written notice within six (6) months after receiving Tenant’s audited financial statements and the Percentage Rent Statement for the applicable Lease Year from Tenant pursuant to Section 3.5. If in Landlord’s opinion such review discloses an error in Tenant’s calculation of Percentage Rent, Landlord may cause an audit of Tenant’s books and records that will be conducted by an independent certified public accountant designated by Landlord. If any audit or review of Tenant’s books and records discloses errors or discrepancies in the calculation of Percentage Rent, Landlord shall provide Tenant with a written report specifying with reasonable detail the alleged errors and discrepancies. Upon the completion of any audit of Tenant’s books and records pursuant to this

Section, Landlord will provide (or cause its auditor to provide) Tenant with a true and correct copy of the audit report and all supporting information used by the auditor in compiling its report. If any such audit discloses Tenant overpaid Percentage Rent for any Lease Year, the amount of the overpayment shall be credited against the Base Rent and Additional Rent next coming due under this Lease, or if the results of the credit are not disclosed until the Lease Term has expired, Landlord shall pay Tenant the amount of the overpayment within thirty (30) days after the results of the audit have been disclosed to both parties. If any such audit discloses Tenant underpaid Percentage Rent during any Lease Year, Tenant shall pay Landlord the amount of the underpayment within thirty (30) days after the results of the audit have been disclosed to both parties. Landlord shall pay all costs and expenses of the audit; however, if the audit shows Tenant understated Percentage Rent by more than two percent (2%) of the actual amount payable by Tenant, Tenant shall reimburse Landlord for the reasonable costs and expenses of the audit. The provisions of this Section 3.6 shall survive the expiration or earlier termination of this Lease.

Section 3.7            Additional Third Party Tenant Obligations

In addition to Rent and Additional Rent, Tenant shall pay directly, to the third party or governmental entity or agency to which such payment is due, on or before the same shall become delinquent or give any rights or remedies to any such third party, entity or agency to lien or otherwise enforce a lien on the Land or all or any part of the Premises, the following: (i) all personal property taxes payable with respect to any personal property, fixtures, or trade fixtures located on or about the Premises or used by Tenant in connection with the Casino Business and not taxed as real property as part of the improvements owned by Landlord; (ii) all income taxes, sales taxes, use taxes and other taxes payable in connection with the Casino Business, including, without limitation, any gaming taxes payable with respect to any gaming activities within the Premises; (iii) any casino entertainment tax payable with respect to any entertainment offered by Tenant within the Premises; (iv) all amounts due and payable under any equipment leases permitted hereunder that are entered into by Tenant and any third party with respect to any personal property after the date of this Lease.

Section 3.8            Lease Deposit

Concurrently with the execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Lease Deposit”), which shall be in the form of an irrevocable, clean, unconditional letter of credit (the “Letter of Credit”) in the amount of One Million Dollars ($1,000,000). The Letter of Credit shall be issued by a national banking association or other issuer acceptable to Landlord, in its sole discretion. The Letter of Credit shall be issued for the benefit of Landlord and/or the Mortgagee in such form as to enable the beneficiary, at its option, to draw the same, in whole or in part, from time to time on demand as permitted pursuant to this Section. Prior to any bankruptcy filing by or against Tenant, the Letter of Credit shall be drawable by the beneficiary upon notarized certification that Tenant is in default and has not cured the default within the applicable cure period, if any, provided for in this Lease. After any bankruptcy filing by or against Tenant, the Letter of Credit shall be drawable by the beneficiary, without notice of default to Tenant, upon notarized certification that Tenant has failed to pay Base Rent when due, or failed to pay Additional Rent within five (5) days of its due date, or failed to perform any other obligation of Tenant under this Lease within thirty (30) days of its due date. Tenant shall cause the Letter of Credit to be renewed annually for the second Lease

Year and for subsequent Lease Years through the ninth Lease Year at least sixty (60) days prior to its then-existing expiration date and renewed for a period of fifteen (15) months no later than sixty (60) days prior to the commencement of the tenth Lease Year. A failure to timely renew the Letter of Credit shall be a material default under this Lease and shall be grounds for Landlord to draw the entire Letter of Credit and terminate this Lease. The beneficiary of the Letter of Credit shall have the right to assign the Letter of Credit to any Person determined by the beneficiary from time to time. The Letter of Credit shall be in substantially the form attached to this Lease as Exhibit “3.8”. The Letter of Credit shall secure the full and timely performance of all of Tenant’s obligations under this Lease. Landlord may apply the Letter of Credit against its damages and sue Tenant for any deficiency. If any amount is drawn under the Letter of Credit, Tenant shall cause the issuer to restore the Letter of Credit to its original amount, One Million Dollars ($1,000,000), no later than ten (10) Business Days following the date of such withdrawal. If Tenant is not in default at termination of this Lease, the Letter of Credit shall be returned to Tenant within ten (10) Business Days after the termination of this Lease and payment by Tenant of any amounts owing under Section 3.11 and any outstanding billings by Landlord for Tenant’s Operating Cost Obligations and other sums, if any, payable by Tenant hereunder.

Section 3.9            Casino Personal Property

On the Commencement Date, Landlord shall transfer or cause the Patch Lease Tenant to transfer to Tenant all Casino Personal Property that Landlord received pursuant to the Purchase Agreement. No later than ninety (90) days after the Commencement Date, Tenant shall cause an inventory to be prepared of the Casino Personal Property. Landlord and Tenant shall each sign the inventory and attach it to this Lease as Exhibit “A-5”. Tenant shall update the inventory from time to time, but no less frequently than bi-annually. On the Commencement Date, Landlord shall cause Prime Landlord to convey title to the Casino Personal Property, excluding the Gaming Equipment, to Tenant and shall cause the Patch Lease Tenant to convey title to the Gaming Equipment to Tenant. Tenant accepts the Casino Personal Property in the physical condition existing on the Commencement Date, As-Is – Where-Is. Landlord represents and warrants to Tenant that the Casino Personal Property meets any applicable Licensor Standards on the Commencement Date. On the Commencement Date, Tenant shall execute and deliver to the Mortgagee a security agreement and financing statements in form and content reasonably acceptable to the Mortgagee whereby Tenant grants to the Mortgagee a blanket first priority security interest in all of Tenant’s right, title and interest in the Gaming Equipment (the “Casino Personal Property Mortgage”). The Casino Personal Property Mortgage shall provide that the Mortgagee shall release ten percent (10%) of the Gaming Equipment from the Casino Personal Property Mortgage for each Three Hundred Thousand Dollars ($300,000) payment of the Personal Property Reimbursement Payment. The Mortgagee shall release its security interest in the Casino Personal Property, excluding the Gaming Equipment, when the Casino Personal Property Mortgage is granted by Tenant.

Section 3.10         Personal Property Reimbursement Payments

Landlord and Tenant agree that for purposes of this Agreement, the value of the Casino Personal Property paid for by Landlord on behalf of Tenant is Ten Million Dollars ($10,000,000) (“Landlord’s Personal Property Investment”). Tenant covenants and agrees to reimburse

Landlord for Landlord’s Personal Property Investment out of Adjusted Operating Cash Flow pursuant to the terms of Section 3.11 below.

Section 3.11         Payment of Adjusted Operating Cash Flow

(a)           Within thirty (30) days following the end of each Lease Year and the termination date of this Lease, Tenant shall calculate Adjusted Operating Cash Flow for such Lease Year, and shall furnish to Landlord a written statement setting forth in reasonable detail its calculation of Adjusted Operating Cash Flow, certified as correct by Tenant’s chief financial officer (the “Adjusted Operating Cash Flow Statement”), and accompanied by the payment of any amounts due or owing to Landlord pursuant to this Section 3.11. In addition, Tenant shall provide Landlord with an audited financial statement for such Lease Year (or partial Lease Year), including a confirmation of the calculation of the Adjusted Operating Cash Flow, no later than one hundred twenty (120) days following the end of such Lease Year or the termination date of this Lease, as applicable. Tenant shall apply adjusted Operating Cash Flow as follows:

(i)                                     First, to Tenant in payment of any accrued but unpaid Tenant Management Fees;

(ii)                                  Next, to Tenant to the extent of any Personal Property Reimbursement payment paid by Tenant to the Mortgagee pursuant to Section 3.9.

(iii)                               Next, to Landlord and Tenant in proportion to their respective then-existing investments (Landlord’s Personal Property Investment, on the one hand, and the aggregate of Tenant’s Initial Capital Investment and Tenant’s Subsequent Capital Investment, on the other hand) that have not been repaid in reimbursement thereof until each has been repaid in full;

(iv)                              Then equally to Landlord and Tenant.

(b)           Notwithstanding the foregoing, Tenant shall not be required to make payments under Subsections 3.11(a) (ii), (iii) or (iv) above in the first Lease Year if and to the extent that Tenant uses the excess Adjusted Operating Cash Flow to make additional capital improvements to the Casino and/or the Casino Back-of-the-House Areas, for marketing expenses for the benefit of the Casino Business, to replace or upgrade existing Casino Personal Property, or for such other purpose as may be reasonably agreed to between Landlord and Tenant. Tenant must reinvest such amounts within a reasonable time following the end of the first Lease Year (not to exceed 180 days). Any Adjusted Operating Cash Flow not applied under this Subsection (b) shall be applied in accordance with Subsection (a) above. Landlord shall have the right to review Tenant’s books and records pertaining to the calculation of Adjusted Operating Cash Flow under the procedure set forth in Section 3.6 by giving Tenant written notice within six (6) months after receiving the statement for the applicable Lease Year or partial Lease Year and the audited financial statement relating to such statement.

(c)           At the end of the Term or upon sooner termination of this Lease, Tenant shall calculate Adjusted Operating Cash Flow within fifteen (15) Business Days of the date of termination of this Lease and shall make the payments specified in Subsection 3.11(a) no later than twenty (20) Business Days after the date of termination of this Lease. The provisions of this Section 3.11 shall survive the expiration or sooner termination of this Lease.

ARTICLE IV —  OPERATING COSTS; LANDLORD’S OBLIGATIONS

Section 4.1            Operating Costs and Property Taxes

As Additional Rent, commencing on the Commencement Date, Tenant shall pay to Landlord the following amounts incurred or paid by Prime Landlord or Landlord for the benefit of Tenant during any Lease Year (collectively, “Tenant’s Operating Cost Obligation”): (a) Property Taxes and Operating Costs that are allocable to the Casino and the Casino Back-of-the-House Areas; but not the Hotel or the Remaining Property and (b) Property Taxes and Operating Costs for the Remaining Property that are appropriately allocable to the Casino and the Casino Back-of-the-House Areas. Property Taxes and Operating Costs that are allocable to the Casino and the Casino Back-of-the-House Areas, but not the Hotel or the Remaining Property, and Property Taxes and Operating Costs with respect to the Remaining Property that are appropriately allocable to the Casino and the Casino Back-of-the-House Areas shall be determined by the Operating Cost Consultants. The Operating Cost Consultants shall also determine the absolute amounts of and the applicable percentages of the Property Taxes and Operating Costs appropriately allocated to the Casino and the Casino Back-of-the-House Areas, and not the Hotel or the Remaining Property, and appropriately allocated to the Casino and the Casino Back-of-the-House Areas on account of the Remaining Property.

Section 4.2            Method of Allocation

(a)           Subject to the terms of Section 4.1, All Operating Costs and Property Taxes incurred by Prime Landlord or Landlord with respect to the Resort shall be allocated by Landlord among the Hotel, the Casino and the Casino Back-of-the-House Areas, and the Remaining Property in compliance with the terms of this Section 4.2.

(b)           Tenant’s Operating Cost Obligations shall be payable in equal monthly installments, in arrears, on the first day of each calendar month beginning with the second calendar month following the Commencement Date. Until the actual amount of Tenant’s Operating Cost Obligations is determined by the Operating Cost Consultants, Tenant shall pay on an estimated basis as if the actual amount were Two Million Two Hundred Fifty Thousand Dollars ($2,250,000). From first day of the first calendar month after the Operating Consultants determine the actual amount of Tenant’s Operating Cost Obligations for Lease Year 1 (the “Tenant’s Base Year Operating Costs”), Tenant shall pay its obligation based upon Tenant’s Base Year Operating Costs. If at such time Tenant has overpaid, Landlord shall refund the overpayment within ten (10) Business Days. Likewise, if Tenant has underpaid, Tenant shall pay the underpayment to Landlord within ten (10) Business Days. For each Lease Year after Lease Year 1, Tenant’s Operating Cost Obligation shall be determined utilizing the percentages determined by the Operating Cost Consultants.

(c)           As soon as practicably possible after the date this Lease is executed and Tenant has delivered the Letter of Credit to Landlord, Prime Landlord, Landlord,, and Tenant shall engage one or more qualified consultants selected by Prime Landlord and approved by Landlord and Tenant, each acting reasonably (the “Operating Cost Consultants”) to determine Tenant’s Base Year Operating Costs. Landlord and Tenant shall each pay fifty percent (50%) of the fees and expenses of the Operating Cost Consultants and each of them shall reasonably approve the contracts, including work statements, for the Operating Cost Consultants. The Operating Cost Consultants shall conduct a thorough review of the Resort operations and shall determine an equitable allocation of Operating Costs and Property Taxes to the Casino and the Casino Back-of-the-House Areas, and not the Hotel or the Remaining Property and to the Casino and the Casino Back-of-the-House Areas on account of the Remaining Property; provided that in no event shall Tenant’s Base Year Operating Costs be less than One Million Five Hundred Thousand Dollars ($1,500,000) or more than Three Million Dollars ($3,000,000). The Operating Cost Consultants shall use their best efforts to determine a fair and equitable allocation of Operating Costs for the Casino and the Casino Back-of-the-House Areas and a fair and equitable allocation to the Casino and the Casino Back-of-the-House Areas of Operating Costs for the Remaining Property. To assist in determining an equitable allocation of Operating Costs, Landlord, may, but shall not be required to, install “check meters” throughout the Resort to monitor consumption of utilities. Landlord and Tenant will each pay fifty percent (50%) of the cost of installing such check meters. To the extent reasonably practicable, electricity, gas, sewer, and water serving the Casino and the Casino Back-of-the-House Areas shall be separately metered and, if possible, shall be billed directly to the Tenant by the utility provider. Prime Landlord, Landlord and Tenant shall cooperate fully with the Operating Cost Consultants and shall provide access to books, records and other information that the Operating Cost Consultants deem reasonably necessary in order to complete their determinations.

(d)           Beginning in Lease Year 3 and every second Lease Year thereafter, either party may request in writing to the other that Operating Cost Consultants be appointed in accordance with the provisions of Subsection 4.2(c) to review and amend, if necessary, the then-existing determination of Tenant’s Operating Cost Obligation. A party that makes such a request shall do so prior to the end of the sixth month of the Lease Year and the review and adjustment shall be completed as soon as practicably possible after the date that the Operating Cost Consultants are appointed. The determination of the Operating Cost Consultants shall be applied retroactively to such Lease Year. After such determination, if Tenant has overpaid, Landlord shall refund the overpayment within ten (10) Business Days. Likewise, if Tenant has underpaid, Tenant shall pay the underpayment to Landlord within ten (10) Business Days.

Section 4.3            Billing and Payment

No less than ninety (90) days prior to the beginning of Lease Year 2 and each subsequent Lease Year, Landlord will provide Tenant Landlord’s written estimate in commercially reasonable detail of Tenant’s Operating Cost Obligation for the coming Lease Year (collectively, the “Tenant’s Operating Cost Estimate”). Tenant shall pay the amount set forth in Tenant’s Operating Cost Estimate, in arrears, in equal monthly installments, without deduction or offset on the first day of each calendar month beginning on the first day of the second calendar month of the Lease Year to which the estimate applies and ending on first day of the first calendar month of the following Lease Year. Tenant shall continue to pay its share of Operating Costs and Property Taxes based upon the most recent Tenant’s Operating Cost Estimate until Landlord provides a new estimate. Within sixty (60) days after the end of each Lease Year and the termination date of this Lease, Landlord will provide Tenant with a statement of Landlord’s calculations of the actual amount of Tenant’s Operating Cost Obligation during such Lease Year or partial Lease Year (the “Tenant’s Actual Operating Cost Statement”). Within ten (10) Business Days after Tenant receives Tenant’s Actual Operating Cost Statement, Landlord shall refund Tenant any overpayment of Tenant’s Operating Cost Obligation for such Lease Year or partial Lease Year, or Tenant shall pay Landlord any deficiency for such Lease Year or partial Lease Year.

Section 4.4            Definition – Operating Costs

As used in this Article or elsewhere in this Lease “Operating Costs” shall mean all expenses paid or incurred by Prime Landlord or Landlord or charged to Prime Landlord or Landlord for maintaining, managing, operating, repairing, replacing and administering the Casino and the Casino Back-of-the-House Areas and the Remaining Property and any personal property used in conjunction therewith throughout the Term of this Lease, including without limitation water, sewer, electricity, heat, air conditioning, fuel, light, fire protection and other utilities and services; supplies, janitorial and cleaning services; window washing; garbage and refuse removal; security and information technology services and systems; landscape maintenance and replacement; parking maintenance and operations; compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with the operation, management, maintenance, repair and administration of the Casino and the Casino Back-of-the-House Areas and the Remaining Property; capital expense reserves required under the terms of any agreement with the Mortgagee; insurance premiums for all insurance carried by Prime Landlord or Landlord with respect to the Casino and the Casino Back-of-the-House Areas and the Remaining Property; licenses, permits and inspection fees; subsidies fees and other payments required by public bodies; management fees; easement and license fees; legal and accounting expenses and all other expenses or charges whether or not here and above described which, in accordance with generally accepted accounting and management practices, would be considered an expense of maintaining, managing, operating, repairing, replacing and administering the Casino and the Casino Back-of-the-House Areas and the Remaining Property, and administrative fees in an amount equal to fifteen percent (15%) of the foregoing, excluding taxes, utilities, insurance premiums and management fees; and excluding the following: (a) costs of any special services rendered to Tenant for which a special charge is made; (b) ground lease rental payments and debt service on mortgages or deeds of trust; (c) depreciation or amortization expenses; (d) costs required to be capitalized in accordance with generally accepted accounting practices, except Operating Costs shall include the amortization of capital expenditures for alterations, additions, replacements and improvements (1) designed with a reasonable probability of improving the operating efficiency of the Casino and the Casino Back-of-the-House Areas or the Remaining Property, (2) required to comply with governmental laws or regulations (including amendments to existing laws and regulations) taking effect after the completion of the initial construction of the Casino and the Casino Back-of-the-House Areas and the Remaining Property, or (3) made for the general benefit or convenience of the Casino and the Casino Back-of-the-House Areas or the Remaining Property, treating such capital expenditure as being amortized on a straight line basis, together with interest at the rate of ten percent (10%) per annum, over the shorter of ten (10) years or the useful life of such item; and (e) Operating Costs separately billed to and paid by individual tenants.

Section 4.5            Review of Prime Landlord and Landlord’s Books and Records

(a)           So long as Tenant is not then in default under this Lease, Tenant shall have the right (no more frequently than once per calendar year) to review Prime Landlord’s and Landlord’s books and records pertaining to Operating Costs and Property Taxes for the preceding Lease Year by giving Prime Landlord and Landlord written notice within six (6) months (the “Audit Period”) after receiving Tenant’s Actual Operating Cost Statement for the applicable Lease Year. Notwithstanding any other provision of this Lease, if Tenant does not request a review of Prime Landlord’s and Landlord’s books and records within the Audit Period or if Tenant requests a right to review Prime Landlord’s and Landlord’s books and records within the Audit Period but does not provide written notice of objection to Landlord within six (6) months after the expiration of the Audit Period, Tenant shall be deemed to have conclusively accepted Tenant’s Operating Cost Obligation for such Lease Year, which shall no longer be subject to audit, inspection or objection by Tenant. If, in compliance with this Section 4.5, Tenant sends written notice to Landlord that, in Tenant’s opinion, such review discloses an error in Prime Landlord’s and/or Landlord’s books and records with regard to the calculation of Tenant’s Operating Cost Obligations, Tenant may cause an audit of Prime Landlord’s and Landlord’s books and records which will be conducted by an independent certified public accountant designated by Tenant and reasonably acceptable to Landlord, who does not represent and is not employed by Prime Landlord, Landlord or Tenant on any other matters, and is not in the business of auditing or reviewing books and records of landlords on behalf of tenants on a contingent fee basis. Nothing in this Section 4.5 is intended nor shall be interpreted to relieve Tenant of its obligations to pay Tenant’s Operating Cost Obligations during any review or audit of Prime Landlord’s and Landlord’s books and records. The rights of Tenant under this Section 4.5 may not be exercised by or for the benefit of any subtenant of the Premises.

(b)           If Tenant believes any audit or review of Prime Landlord’s and/or Landlord’s books and records discloses errors or discrepancies in the amount of the Tenant’s Operating Cost Obligations charged to Tenant by Landlord, Tenant shall provide Landlord with a written report specifying with reasonable detail the alleged errors and discrepancies. Upon the completion of any audit of Landlord’s books and records pursuant to this Section, Tenant will provide (or cause its auditor to provide) Landlord with a true and correct copy of the audit report and all supporting information used by the auditor in compiling its report. If any such audit discloses Tenant overpaid Tenant’s Operating Cost Obligations for any calendar year, the amount of the overpayment shall be credited against the Base Rent and Additional Rent next coming due under this Lease, or if the results of the credit are not disclosed until the Lease Term has expired, Landlord shall pay Tenant the amount of the overpayment within ten (10) Business Days after the results of the audit have been disclosed to both parties. If any such audit discloses that Tenant underpaid Tenant’s Operating Cost Obligations during any calendar year, Tenant shall pay Landlord the amount of the underpayment within ten (10) Business Days after the results of the audit have been disclosed to both parties. Tenant shall pay all costs and expenses of the audit; however, if the audit shows Landlord overstated Tenant’s Operating Cost Obligations for the subject Lease Year by more than two percent (2%) of the actual amount payable by Tenant, Landlord shall reimburse Tenant for the reasonable costs and expenses of the audit.

(c)           Any review or audit of Prime Landlord’s and/or Landlord’s books and records pertaining to Operating Costs or Property Taxes shall occur at the office of the Hotel manager and shall occur during the normal business hours of the Hotel manager, unless otherwise agreed in writing by Landlord. Tenant shall not disclose any information with respect to Prime Landlord’s and/or Landlord’s books and records to any person without the prior written consent of Landlord, in its sole discretion, unless Tenant is required by law to disclose such information. Prime Landlord and/or Landlord, at its option, may require that Tenant’s auditor execute a confidentiality agreement incorporating the terms and conditions of this Subsection.

Section 4.6            Landlord’s Obligations

Landlord shall cause Prime Landlord to operate the Hotel as a first class four-star hotel in compliance with any Licensor Standards. Landlord and Prime Landlord expect Licensor to be Marriott, Starwood or a similar franchisor of hotels with a four-star or better rating in North America. Initially, the Hotel shall be operated as a JW Marriott. Except for Tenant’s express obligations under this Lease, and subject to Tenant’s obligation to reimburse Landlord for Tenant’s Operating Cost Obligation, Landlord shall cause Prime Landlord to be responsible for, and to pay (or cause any other lessee, licensee, or third party contractor with rights to use the Land or the Buildings to pay), at its or their sole cost and expense, as applicable, any and all costs or expenses in connection with the ownership, use, operation, management, maintenance, repair, replacement of the Land and the Buildings, or otherwise incurred or payable in connection with the Land and the Buildings (including the Premises), which shall include (i) all real property taxes, ad valorem taxes in the nature of real property taxes, documentary transfer taxes, assessments and impositions charged by any government agency or entity with jurisdiction over the Land, the Buildings, and/or the Improvements; (ii) all personal property taxes (except any payable with respect to Casino Personal Property or Casino Personal Property Additions, which shall be paid by Tenant) payable with respect to any personal property, fixtures, trade fixtures or otherwise located on or about the Land or owned by or used under an equipment lease by Prime Landlord or Landlord; (iii) all amounts due or arising under any declaration of covenants, conditions and restrictions and other matters of record encumbering the Land, except any such amounts that relate to the Casino, the Casino Back-of-the-House Areas or the Casino Business, which amounts shall be paid by Tenant (iv) all rents, charges, duties, impositions, license and permit fees, charges and fees for utilities and similar services provided to or available at the Land (including, without limitation, electrical, gas, water, sanitary sewer, cable television, telephone, cable and fiber optics, fire alarms and alarm monitoring, and security systems); (v) the maintenance, repair, and replacement of all Buildings and Improvements now or hereafter constructed on the Land, including, without limitation, all capital improvements thereto and all ordinary expenses in connection therewith (and which shall include, without limitation, the maintenance, repair and replacement of all mechanical and electrical systems and equipment, all heating, ventilating and air conditioning systems and equipment, all electrical systems, and all supply and waste water systems, including those servicing the Premises); (vi) all landscaping maintenance and replacements, trash removal, and insect/pest remediation and control; (vii) all costs and expenses incurred in connection with compliance with all Laws, except costs and expenses relating to Gaming Laws applicable to Tenant, which Tenant shall pay; (viii) the liability and casualty insurance that Landlord is required to maintain or cause Prime Landlord to maintain under this Lease or the Mortgage; and (ix) any other amounts that Prime Landlord is obligated to pay or reserve under the Mortgage, including, without limitation, any capital improvement reserves.

Section 4.7            Landlord Default

If Landlord shall at any time be in default of any of its obligations or covenants under this Lease, Tenant shall have the right to send written notice thereof to Landlord, specifying the nature of such default. Landlord shall cure any monetary default within thirty (30) days of receipt of such notice. With respect to any non-monetary default, Landlord shall commence such cure promptly upon receipt of such notice, shall use all commercially reasonable efforts to cure such default, and shall complete such cure within thirty (30) days following the delivery of such notice. However, if such cure is not capable of completion within said thirty (30)-day period, Landlord shall have such additional time as may be reasonably necessary to complete its performance so long as Landlord proceeds in good faith and with diligence to prosecute such cure to completion as soon as reasonably possible.

ARTICLE V —  USE AND OPERATION OF PREMISES

Section 5.1            Casino Use

Tenant shall use and occupy the Premises only for the Casino Business, together with any necessary, required or desirable related, ancillary, or adjunct use and any other ordinary and customary use consistent with the nature and character of, and compatible with, the Hotel Business. Tenant shall operate the Casino and the Casino Back-of-the-House Areas at or above the Casino Standard at all times during the Term. Tenant shall not create or suffer to exist any public or private nuisance, hazardous or illegal condition or waste on or with respect to the Premises. Tenant shall operate the Casino and the Casino Back-of-the-House Areas and the Casino Business under the Casino Name in strict accordance with the requirements of the Casino Name License Agreement and shall preserve the Casino Name and all rights to use the Casino Name as the sole property of Tenant and in good standing during the Term. Tenant shall transfer and assign the Casino Name to Landlord at the expiration or sooner termination of this Lease.

Section 5.2            Surveillance Room and Security

As part of the Premises, Tenant shall lease, use, operate, and control the Surveillance Room and shall maintain, repair and replace when obsolete or beyond its useful life all related equipment (including cameras, video tape recorders, monitors, and tape copiers), and shall have access to all cameras, cables, conduits, wires, and other equipment or fixtures outside the Surveillance Room related thereto. Tenant shall provide certain surveillance services to Prime Landlord through the Surveillance Room. Landlord shall cause Prime Landlord to reimburse Tenant for the reasonable cost of any surveillance services provided by Tenant through the Surveillance Room. Tenant shall employ, as casino employees, all security officers on or about the Casino and the Casino Back-of-the-House Areas, and shall schedule such employees for reasonable security coverage of the Casino and the Casino Back-of-the-House Areas. Tenant shall also employ, as casino employees, security officers reasonably approved by Prime Landlord, who shall provide security services for the Hotel and the balance of the Resort. Prime Landlord and Tenant shall agree upon the services and the cost of such services and Prime Landlord shall pay Tenant the agreed cost of such services for the Hotel and its share of the cost of such services for the balance of the Resort. Prime Landlord may terminate security services provided by Tenant and provide such services for the Hotel and the balance of the Resort itself or through third parties. In such event, Tenant and Prime Landlord shall agree upon Tenant’s share of the cost of such services for the balance of the Resort and Tenant shall pay Prime Landlord the agreed cost of such services. Landlord and Tenant shall fully cooperate with each other and with Prime Landlord and any Person providing security services with respect to any part of the Resort.

Section 5.3            Telephones; Switchboard

Landlord shall cause Prime Landlord or the Hotel Operator to manage any common telephone switchboard system servicing all of the Improvements, and shall promptly forward all calls directed to Tenant or its employees to the appropriate extension. Notwithstanding the foregoing to the contrary, Tenant shall at all times have the right to obtain and maintain, at its own cost and expense, its own telephone system and own telephone numbers. Tenant shall be responsible for the actual cost of any outgoing telephone calls (including internet access and other telecommunications lines) connected through any central telecommunications facilities not separately servicing the Premises. Tenant reserves the right to terminate telephone and switchboard services from Prime Landlord and to provide such services itself.

Section 5.4            Use of Other Property Facilities

Landlord acknowledges that the use of other facilities and property amenities within the Buildings and Improvements and on the Land by Tenant’s customers, guests, invitees, and business invitees and all other patrons of the Casino Business, together with Tenant’s officers or employees while hosting or accompanying such persons (collectively, “Tenant Invitees”) is critical and integral to the operation and success of the Casino Business. Such facilities and property amenities (collectively, the “Property Facilities”) include, without limitation, the hotel, restaurants, ballroom and meeting rooms, pool, spa, entertainment venues, retail shops, self parking and valet parking, and all other public or quasi-public facilities and property amenities on or about the Buildings, Improvements or Land. In all cases, the price charged to Tenant or any Tenant Invitees for any use of the Property Facilities shall not exceed the retail price charged to the general public, and shall be discounted as more particularly set forth below. At Tenant’s option, Tenant shall have the right to offer the Property Facilities, or any of them, to its Tenant Invitees on a complimentary or further discounted basis. In such case, Tenant shall be responsible for paying the price charged for such use, or the difference between the price charged and the discounted amount paid by the Tenant Invitees. At all times during the Term, Prime Landlord, Landlord and Tenant shall mutually cooperate to develop internal accounting and control procedures for Tenant’s booking of all use of the Property Facilities by any Tenant Invitees and for the payment of such amounts by Tenant to Prime Landlord, or directly to Prime Landlord’s subtenant, licensee, third party manager, or other party responsible for operating any applicable Property Facilities. Without limiting the generality of the foregoing, the following procedures will apply to Hotel rooms, spa facilities and food and beverage facilities. Landlord will cause the Hotel Operator to make available to Tenant thirty (30) (or such greater number as may be agreed to by the Hotel Operator from time to time) Hotel rooms per night (the “Casino Hotel Rooms”) at the lowest published rate for the general public for each such night. Landlord and Tenant shall mutually agree to the lowest published rate for each Lease Year prior to the commencement of such Lease Year. Such published rates shall not include any of the following Marriott rates: (a) the Employee Rate; (b) the Friends and Family Rate; (c) the Business Rate; (d) the Hotel Excellence Program Rate; (e) the Travel Industry Rate; (f) the Famtastic Rate;

(g) the Entertainment Program Rate; (h) the Quest Program Rate; (i) the VIP Athletic Program Rate; (j) the AAA Rate; or (k) the AARP Rate. Tenant shall book the Casino Hotel Rooms in coordination with the Hotel Operator and shall pay the Hotel Operator the agreed rate for any Casino Hotel Rooms that are booked for such night or are not released back to the Hotel Operator within seven (7) days of the booking date for such Casino Hotel Rooms. Landlord shall also cause the Hotel Operator to make spa services and Hotel food and beverage services available to Tenant Invitees at a rate that is ninety percent (90%) of the rate available to the general public for such services.

Section 5.5            Operating Supplies

On the Commencement Date, as part of the Casino Personal Property, Landlord shall provide to Tenant the Operating Supplies at the Casino and the Casino Back-of-the-House Areas, but not any gaming chips, tokens, dice, cards or similar items. Tenant shall provide and maintain, at its expense, inventories of Operating Supplies in an amount customary for the operation of the Casino and the Casino Back-of-the-House Areas immediately prior to the purchase of the Resort by Prime Landlord. Subject to compliance with any applicable Gaming Laws, at the termination of this Lease Tenant shall deliver to Landlord or its designee, an inventory of Operating Supplies in an amount not less than the average amount of Operating Supplies in inventory at the Premises during the two full calendar years preceding such termination. Notwithstanding the foregoing, Tenant shall not be required to transfer any alcoholic beverages or Gaming Equipment to any Person other than a duly licensed entity or to deliver any gaming chips, tokens, dice, cards, or similar items with the name, logo or other identifying mark of Tenant’s Casino or Casino Business.

Section 5.6            Permits and Licenses; Gaming Laws

(a)           Provided that Landlord causes Prime Landlord to offer the hotel rooms and restaurant required in a resort hotel pursuant to NRS 463.01865, on or before the Commencement Date, Tenant shall obtain, at its cost and expense, all necessary permits, licenses and consents (i) from any or all Gaming Authorities required for the “nonrestricted operation” of the Premises as a gaming casino under a “nonrestricted license,” as said terms are defined in NRS 463.0177, and (ii) from any regulatory agency or entity with jurisdiction required to sell alcohol at the Premises. Tenant shall keep and maintain said permits, licenses and consents in full force and effect throughout the Term. At all times during the Term, Tenant shall comply with all Gaming Laws applicable to its use or occupancy of the Premises and operation of the Casino Business.

(b)           Landlord expressly acknowledges that, (i) pursuant to NRS 453.162(5)(a), NRS 453.165, and NRS 453.167, the State Gaming Control Board and the Nevada Gaming Commission may require a finding of suitability or the licensing of any person who owns any interest in the premises of a licensed establishment or owns any interest in real property used by a licensed establishment whether such person leases the property directly to the licensee or through an intermediary; and that (ii) pursuant to Regulation 3.020 promulgated under the Nevada Gaming Control Act, the Commission or the Board may deem that premises are unsuitable for the conduct of gaming operations by reason of ownership of any interest whatsoever in such premises by a person who is unqualified or disqualified to hold a gaming license, regardless of the qualifications of the person who holds a license to operate gaming in or upon such premises. Further, pursuant to said regulations, in all cases in which the premises wherein or whereon the gaming operation for which a state gaming license is sought are not wholly owned by the applicant, the applicant must furnish to the Board a statement of the name and address of the owner or owners of such premises, a copy of all agreements whereby the applicant is entitled to possession of the premises, and such other information as the board may require. At its sole expense, Landlord shall at all times cooperate with Tenant and shall cause Prime Landlord at all times to cooperate with Tenant in respect of all Gaming Laws applicable to Prime Landlord and Landlord, including, without limitation, the foregoing Gaming Laws, and shall provide any information required by any Gaming Authority with jurisdiction, including, but not limited to, filing all required applications and paying all costs of any required investigation, and shall cooperate with all such Gaming Authorities if called forward for any finding of suitability that may be required under any applicable Gaming Laws. If Prime Landlord or Landlord is found unsuitable, then this Lease shall terminate upon receipt by Prime Landlord, Landlord, and Tenant of notice of such action by the Nevada Gaming Commission, and the provisions of Section 16.1 shall govern such termination of this Lease.

Section 5.7            Casino Mortgages and Transition Procedures

Tenant shall maintain in and about the Premises at all times during the Term, such kinds and quantities of casino personal property, including, but not limited to, gaming equipment and casino furniture, fixtures and equipment as is customary and usual for the operation of a casino at the Casino Standard and compatible with the Hotel Business. Landlord and Tenant acknowledge and agree that on the Commencement Date, all of Tenant’s right, title, and interest in the Gaming Equipment will be subject to a casino personal property mortgage granted to the Mortgagee by the Patch Lease Tenant, and the Casino Personal Property, excluding the Gaming Equipment, will be subject to a casino personal property mortgage granted to the Mortgagee by the Prime Landlord. On the Commencement Date, Tenant will grant the Casino Personal Property Mortgage to the Mortgagee with respect to all of Tenant’s right, title, and interest in the Casino Personal Property, which shall be a restatement and amendment of the casino personal property mortgage previously granted to the Mortgagee by the Patch Lease Tenant and the casino personal property mortgage previously granted to the Mortgagee by the Prime Landlord with respect to the Casino Personal Property, excluding the Gaming Equipment. Tenant shall execute any and all documents reasonably required by the Mortgagee to grant the Casino Personal Property Mortgage and to perfect the security interest of the Mortgagee in the Casino Personal Property. The Casino Personal Property Mortgage shall acknowledge and confirm that, except for industry standard non-recourse exceptions to the extent of the value of the Casino Personal Property, Tenant shall have no liability for payment of the loan secured by the Casino Personal Property Mortgage. From time to time, the Casino Personal Property Mortgage shall be released in accordance with the provisions of Section 3.9. During the term of this Lease, Tenant shall keep the Casino Personal Property and the Casino Personal Property Additions in good order, condition, and repair, ordinary wear and tear excepted, and shall replace the same, as reasonably necessary when the same become obsolete or in poor condition not reasonably subject to further repairs, or when Tenant desires to replace the same in the ordinary course of the Casino Business. Any such replacement shall be of substantially comparable or better quality, but may not be suitable for the same use or purpose as the Casino Personal Property or Casino Personal Property Additions, if the same is obsolete or no longer consistent with the nature and character of the Casino and the Casino Back-of-the-House Areas at such time or Tenant’s business plan for the Casino Business at such time, all as determined by Tenant in its reasonable discretion. At the termination of this Lease, Tenant shall leave in place in the Casino and the Casino Back-of-the-House Areas the Alterations to the Premises, all Casino Personal Property and Casino Personal Property Additions, and all of Tenant’s right, title and interest in and to the Alterations to the Premises, all Casino Personal Property and Casino Personal Property Additions shall vest in Landlord (or its licensed designee, if Landlord is not licensed at the termination of this Lease) as of the termination of this Lease. Upon Landlord’s request, Tenant shall promptly execute and deliver to Landlord such instruments as Landlord may reasonably request to effectuate or confirm such vesting. On the Commencement Date, Tenant shall pay Landlord the amount of the Casino Cash and Landlord, Tenant and the Patch Lease Tenant shall implement the Casino Transition Procedures described in Exhibit “5.7”. The parties agree that Casino Personal Property that is released from the Casino Personal Property Mortgage and Casino Personal Property Additions that are not subject to the Casino Personal Property Mortgage shall not be subject to any lien or security interest in favor of the Mortgagee.

Section 5.8            Tenant’s Initial and Subsequent Capital Investments

(a)           Prior to the Commencement Date, and as a condition to Landlord’s obligations under this Lease, Tenant shall demonstrate to Landlord’s satisfaction that Tenant has funds available in an amount acceptable to Landlord in cash or cash equivalents set aside exclusively for investment in the Casino Business as provided under this Section (“Tenant’s Initial Capital Investment”). Tenant’s Initial Capital Investment shall be used for (i) the Lease Deposit; (ii) purchasing the existing Casino Cash from the Patch Lease Tenant and implementing the Casino Transition Procedures described in Exhibit “5.7”; (iii) leveling the Casino floor and constructing and equipping the Required Food Facility, pursuant to plans and specifications to be submitted to and approved by Prime Landlord, Landlord and Mortgagee and, to the extent required under the License Agreement, by Licensor, prior to the Commencement Date pursuant to the provisions of Section 6.3; (iv) paying the Mortgagee for the release of Casino Personal Property from the Mortgage as described in Section 3.9; (v) other improvements to the Casino approved in advance by Prime Landlord and Landlord; and (vi) capital lease payments to acquire Casino Personal Property Additions pursuant to Casino Personal Property Additions Capital Leases approved in advance by Landlord. Tenant covenants and agrees to complete the construction of the Required Food Facility and open it for business no later than June 30, 2002. On the Commencement Date, Tenant shall cause Tenant’s Initial Capital Investment to be placed in an interest-bearing reserve account pursuant to a Deposit Agreement in the form attached hereto as Exhibit 5.8 (“Deposit Agreement”) and pledged to Landlord and/or Mortgagee for the fulfillment of Tenant’s obligations under this Subsection 5.8(a). Tenant shall utilize Tenant’s Initial Capital Investment for the purposes specified in this Subsection 5.8(a) during the first Lease Year of the Term. Exhibit “5.8(a)” contains a description of the improvements, the estimated costs of the improvements, and a description of the other expenditures to be made by Tenant using Tenant’s Initial Capital Investment. If Tenant does not use the entire amount placed in the account (including interest), the remaining balance shall be the sole property of Tenant and shall be released to Tenant upon demand after the expenditures specified in this Subsection 5.8(a) are completed and Tenant has demonstrated to Landlord’s reasonable satisfaction that no lien claims against the Resort are outstanding with respect to the work performed by Tenant. Tenant shall be entitled to reimbursement pursuant to Subsection 3.11(a) for those amounts of Tenant’s Initial

Capital Investment expended by Tenant during the first Lease Year and for those amounts expended by Tenant pursuant to Subsection 5.8(b). The amount of Tenant’s Initial Capital Investment shall be subject to audit by Landlord for a period of six (6) months following the completion of the improvements by Tenant.

(b)           Without duplication with Tenant’s Initial Capital Investment, from time to time prior to first day of the calendar month in which Landlord obtains a nonrestricted gaming license or is found suitable by the Nevada Gaming Commission, Tenant shall expend additional funds for capital lease payments to acquire Casino Personal Property Additions pursuant to Casino Personal Property Additions Capital Leases approved in advance by Landlord (“Tenant’s Subsequent Capital Investments”). Tenant shall be entitled to reimbursement for Tenant’s Subsequent Capital Investments as provided in Subsection 3.11(a). The Parties intend that such funds expended by Tenant for Casino Personal Property Additions Capital Leases after the first day of the calendar month in which Landlord obtains a nonrestricted gaming license or is found suitable shall not be considered Tenant’s Subsequent Capital Investments.

(c)           Tenant agrees that it shall obtain Casino Personal Property Additions in a commercially reasonable manner at competitive prices and on competitive terms. Tenant shall not obtain Casino Personal Property Additions from an Affiliate of Tenant or any owner or member of Tenant or from any party with a financial interest in Tenant or any owner or member of Tenant. Tenant shall keep all Casino Personal Property Additions Capital Leases in good standing during the Term of this Lease.

Section 5.9            Tenant’s Capital Expense Reserve; Etc.

(a)           In addition to Tenant’s capital investment requirements under Section 5.8, Tenant covenants and agrees to invest approximately One Million Dollars ($ 1,000,000) per Lease Year in Approved Capital Expenditures. Prior to such expenditures, Tenant shall submit to Landlord a list, in reasonable detail, setting forth the proposed expenditures. Tenant shall maintain on its books and records a Capital Expense Reserve Account that shows in reasonable detail the expenditures made by Tenant for Approved Capital Expenditures during the current Lease Year and all prior Lease Years. To the extent, if any, that the aggregate Approved Capital Expenditures by Tenant are less than One Million Dollars ($1,000,000) per Lease Year, Tenant shall keep cash on hand (the “Capital Expense Reserve”) and available for such purpose; provided that the maximum Capital Expense Reserve shall be Three Million Dollars ($3,000,000). Tenant shall draw upon the Capital Expense Reserve from time to time throughout the Term for the purpose of funding capital improvements to the Premises and Casino Personal Property Additions. Approved Capital Expenditures and the expenditure of the Capital Expense Reserve shall be subject to the reasonable approval of Landlord, to the extent, if any, permitted by the Gaming Laws. Any Capital Expense Reserve that is not expended during the Term shall be distributed in accordance with the provisions of Section 3.11. In no event shall Tenant expend more than One Million Dollars ($1,000,000) in any Lease Year for Approved Capital Expenditures unless the source of funding in excess of One Million Dollars ($1,000,000) is the Capital Expense Reserve or Tenant’s own funds as specified in Subsection 5.9(b) below.

(b)           Landlord and Tenant agree that Tenant shall have the right to expend sums for Gaming Equipment (“Tenant Investment Gaming Equipment”) in excess of the Approved

Capital Expenditures of One Million Dollars ($1,000,000) and the Capital Expense Reserve without the prior written consent of Landlord if such expenditures are made from Tenant’s own funds (“Tenant’s Gaming Equipment Investment”) that (i) are not derived from the Casino Business or (ii) are derived from distributions to Tenant of profits from the Casino Business or Tenant’s Management Fee or Tenant’s Initial Capital Investment. Before Tenant expends funds for Tenant Investment Gaming Equipment, Tenant shall submit to Landlord a list of the proposed Gaming Equipment and an explanation of Tenant’s reasons for the proposed investment and shall seek Landlord’s reasonable approval of the investment as an Approved Capital Expense or an expense from the Capital Expense Reserve. If Landlord does not approve the investment as an Approved Capital Expense or an expense from the Capital Expense Reserve, Tenant may make the investment as Tenant’s Gaming Equipment Investment. In such event, the Tenant Investment Gaming Equipment shall be the property of Tenant at the expiration or sooner termination of this Lease and at such time Tenant shall remove the Tenant Investment Gaming Equipment from the Premises and shall repair any damage to the Premises resulting from such removal. This provision shall govern over any conflicting provision of this Lease.

Section 5.10         Current Licensor Standards

Landlord and Tenant acknowledge that Marriott will require the following with respect to the Casino and the Casino Back-of-the-House Areas (collectively, the “Current Licensor Standards”): (a) the Casino and the Casino Back-of-the-House Areas shall remain independent of the operation of the Hotel; (b) any commercial transactions between the Casino and the Hotel shall be on an arms-length, commercially reasonable basis; (c) the Casino Name shall not include the name Marriott; (d) Tenant shall be not use any trademarks or trade names of Marriott or its affiliates in the Casino and the Casino Back-of-the-House Areas, the Casino marketing or advertising or for any other reason in connection with the Casino and the Casino Back-of-the-House Areas; (e) except for the services relating to Tenant’s Operating Cost Obligation, and otherwise as specifically provided in this Lease, Landlord is not providing services to the Casino or the Casino Business; (f) to the extent permitted by the Gaming Laws, if any, at the election of Marriott, the Casino and the Casino Back-of-the-House Areas will be subject to annual quality assurance reviews covering such areas as guest experience, service delivery, maintenance and cleanliness and if the Casino and the Casino Back-of-the-House Areas fail to achieve satisfactory scores on such quality assurance reviews, Tenant shall take appropriate corrective actions; (g) the Casino and the Casino Back-of-the-House Areas shall be operated in accordance with applicable Gaming Laws; (h) the Casino and the Casino Back-of-the-House Areas shall comply with Marriott Amenity Casino Requirements; and (i) there shall be no Gaming Equipment in the Hotel. The Current Licensor Standards are set forth in Exhibit “5.10.” Landlord and Tenant acknowledge and agree that Marriott is providing no services to the Casino or the Casino Business.

Section 5.11         Valet Parking

Tenant shall have the exclusive right to manage and operate the valet parking operations adjacent to the entrance to the Casino. In connection therewith, Tenant shall employ all valet parking attendants and managers at that location. Landlord or the Hotel Operator shall manage and operate the valet parking operations adjacent to the Hotel entrances. The parties shall mutually cooperate to allocate available valet parking spaces to each such operation, based on public demand from time to time. In connection therewith, Tenant shall have the right to park and keep limousines, vans, shuttle buses, and other public transportation vehicles on a reasonably designated area of the parking lots on the Land.

Section 5.12         Compliance with Licensor Standards

Tenant covenants and agrees that, during the Term Tenant shall strictly comply with the Licensor Standards. Notwithstanding any other provision of this Lease, Landlord represents and warrants to Tenant that on the Commencement Date, the Premises comply with Current Licensor Standards. Tenant shall promptly comply with all requirements as requested by Landlord or its Mortgagee, including but not limited to (i) providing written confirmation of compliance with certain Licensor Standards, (ii) submitting to periodic inspections of the Premises as required by the Licensor Standards, and (iii) providing such other assurances as may be required by the Licensor in order to confirm Tenant’s continued compliance with the Licensor Standards. Tenant acknowledges that Landlord’s compliance with the Licensor Standards pursuant to the terms of the License Agreement are dependent upon compliance of the entire Resort with the Licensor Standards, including, in a material part, Tenant’s compliance with respect to the Casino and the Casino Back-of-the-House Areas. Tenant further acknowledges that Tenant’s agreement to comply with the Licensor Standards is a material consideration for Landlord’s agreement to enter into this Lease. Tenant acknowledges and agrees that any failure to comply with the Licensor Standards that is not cured within the applicable notice and cure periods of Section 12.2 of this Lease shall constitute an Event of Default under this Lease. Landlord and Tenant agree that Landlord (and not Tenant) shall pay the cost of complying with any change in Licensor Standards with respect to the Casino to the extent that Licensor Standards exceed the Casino Standards.

Section 5.13         Casino Functions

Landlord and Tenant agree that Tenant shall be responsible for all interior cleaning, maintenance and repair with respect to the Casino and the Casino Back-of-the-House Areas (excluding the maintenance and repair of common systems such as the air conditioning system, which shall be the obligation of the Landlord and paid for as part of Tenant’s Operating Cost Obligation).

Section 5.14         WARN Act Liability

Landlord and Tenant agree that Tenant shall hire or cause to be hired, effective at and upon Commencement Date, and will maintain or cause to be maintained (other than upon good cause) for a period of at least ninety (90) days after Commencement Date, the employment at the Casino and/or the Casino Back-of-the-House Areas, on terms and conditions reasonably comparable to those in effect on the date hereof, of a number of the Patch Tenant’s employees who were employees immediately before the Commencement Date, which is not less than:  (i) sixty-eight percent (68%) of the employees who were employed by the Patch Tenant as of the Commencement Date at the Casino and/or the Casino Back-of-the-House Areas; plus (ii) the number of employees discharged by the Patch Tenant (other than for good cause) during the term of the Patch Lease. To the extent that Tenant fails to comply with any of the foregoing covenants, Tenant agrees that it shall be responsible for the payment of any and all costs, charges, penalties, compensation, severance pay, and liabilities arising under the WARN Act and Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, causes of action, judgments, damages, penalties and liabilities asserted under the WARN Act whether against Landlord or Tenant, arising from Tenant’s failure to comply with the foregoing covenants.

ARTICLE VI —  CONDITION OF PREMISES, ALTERATIONS AND REPAIRS

Section 6.1            As-Is Condition

Landlord and Tenant acknowledge that Prime Landlord purchased fee title to the Land and Improvements from a third party debtor in bankruptcy. In connection with Tenant’s possession of the Premises, Tenant has examined the Premises, is familiar with the physical condition, expenses, operation and maintenance, zoning, status of title and use that may be made of the Premises and every other matter or thing affecting or related to the Premises, and is leasing the same in the condition existing on the Commencement Date. Tenant acknowledges and agrees that Landlord has not made and does not make any representations or warranties whatsoever with respect to the Premises or otherwise with respect to this Lease, express or implied, including any warranty regarding the suitability of the Premises for their intended commercial purposes. Tenant assumes all risks with respect to all aspects of the Premises, physical and otherwise, including any apparent or latent defects, and agrees that it is leasing the Premises in the condition existing on the Commencement Date, “As-Is, Where-Is.”

Section 6.2            Maintenance and Cleaning Obligations

In addition to its obligations with respect to Common Area maintenance, repairs and replacements, Landlord shall cause Prime Landlord to maintain and repair all Improvements (including, without limitation, the Buildings) in order to keep the same in good condition and repair, including all necessary or desirable additions, alterations, improvements, replacements, renewals and substitutions. Tenant shall provide custodial cleaning and other janitorial services to the Premises on an ongoing basis throughout each day of the Term, including trash removal and cleaning of ash trays as frequently as necessary, as well as heavy duty deep carpet and other extensive cleaning on a periodic, but less frequent basis, all as reasonably necessary to keep the same clean, neat, and sanitary and in compliance with all Licensor Standards at all times. Tenant shall assign a supervisor for such work who may be contacted by Prime Landlord’s authorized representative or representatives at any time that Prime Landlord reasonably believes additional work is necessary in order to comply with the Licensor Standards or the terms of this Lease.

Section 6.3            Alterations

Tenant shall not make any changes, alterations, additions or improvements (collectively, “Alterations”) in or to the Premises at a cost of more than Fifty Thousand Dollars ($50,000) without Landlord’s prior written consent, subject, however, in each case to all of the following:

(a)           No Alteration shall be undertaken except after thirty (30) days’ prior notice to Landlord, provided that no such notice shall be required with respect to any Alteration made by Tenant on an emergency basis, in which case Tenant shall notify Landlord of such emergency Alteration as soon as practicable.

(b)           No structural Alteration or Alteration to the exterior of any Building of any kind whatsoever, whether costing more or less than Fifty Thousand Dollars ($50,000) shall be undertaken without Landlord’s prior written consent.

(c)           Any Alteration shall, when completed, be of such a character as not to reduce the value, utility or useful life of the Premises below that immediately before such Alteration, and shall meet the Casino Standards and Licensor Standards. If Landlord has given its approval to any Alteration, it shall be presumed that the Alteration does not reduce the value of the Premises absent a showing that materials and/or construction techniques have been utilized in the actual construction of the Alteration which are inferior in quality, composition or performance to those described in the request for Landlord’s consent.

(d)           SKIPPED IN ORIGINAL

(e)           Tenant acknowledges that the written consent of any Mortgagee may be required before the commencement of any work hereunder, except work permitted under Subsection (a) above.

(f)            Landlord shall have no obligation to grant its consent to any Alteration proposed by Tenant which would reduce the value, utility or useful life of the Premises below that immediately before such Alteration or which materially reduces the square footage of the Buildings being altered or weakens, temporarily or permanently, the structure of the Buildings being altered or any part thereof, or enables Tenant to conduct activity inconsistent with Tenant’s permitted use of the Premises under this Lease, or would violate or conflict with the Licensor Standards. For purposes of this Subsection (e), a material reduction shall be deemed to mean a reduction of 500 square feet or more.

Section 6.4            Conditions of Work

Tenant agrees that all Alterations, repairs, Restoration (hereinafter defined) and other work which Tenant shall be required or permitted to do under the provisions of this Lease (each hereinafter called the “Work”) shall be (i) performed in a good, workmanlike manner, and in accordance with all applicable Laws, and in accordance with plans and specifications therefor which shall have been approved by Landlord (if such approval is required hereunder), and (ii) commenced and completed promptly and, to the extent not inconsistent with any term thereof, in accordance with all of the following terms and conditions:

(a)           If the Work shall involve any structural repair, structural Alterations, exterior Alterations, Restoration or other structural Work, or if the Work involves interior Improvements where the aggregate cost of the Work exceeds $25,000, then the Work shall not be commenced until detailed plans and specifications (including layout, architectural, mechanical and structural drawings), prepared by a licensed architect reasonably satisfactory to Landlord shall have been submitted to and approved by Landlord, which approval shall not be unreasonably withheld or delayed.

(b)           No Work involving structural repair, structural Alteration, Restoration nor other structural work shall be undertaken except under the supervision of a licensed architect or other appropriate design professional reasonably satisfactory to Landlord.

(c)           All Work shall be commenced only after all required municipal and other governmental permits, authorizations and approvals shall have been obtained by Tenant, at its own cost and expense, and the originals or certified copies thereof delivered to Landlord. Landlord will execute and/or will cause Prime Landlord to execute, on Tenant’s written request, any documents necessary to be signed by Prime Landlord and/or Landlord to obtain any such permits, authorizations and approvals, provided that Tenant shall discharge any expense or liability of Prime Landlord and Landlord in connection therewith.

(d)           The Premises and Tenant’s leasehold estate therein shall at all times be kept free from (i) liens for labor or materials supplied or claimed to have been supplied to the Premises or Tenant, and (ii) chattel mortgages, conditional sales contracts, title retention agreements; security interests and agreements, and financing agreements and statements.

(e)           At all times when any Work is in progress, Tenant shall maintain or cause to be maintained with such companies and for such periods as Landlord may require (i) worker’s compensation insurance covering all persons employed in connection with the Work, in an amount at least equal to the minimum amount of such insurance required by law (with a waiver of subrogation reasonably satisfactory to Landlord); and (ii) for the protection of Prime Landlord, Landlord, Tenant and any Mortgagee, (1) builder’s risk insurance, completed value form, covering all physical loss, in an amount reasonable satisfactory to Landlord, and (2) commercial general liability insurance against all hazards, with limits for bodily injury or death to any one person, for bodily injury or death to any number of persons in respect of any one accident or occurrence, and for property damage in respect of one accident or occurrence in such amounts as Landlord may require.

(f)            Upon completion of any Work, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Work required by any governmental or quasi-governmental authority and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications for such Work.

(g)           Upon completion of any Work, Tenant shall obtain unconditional, final lien waivers and releases from all contractors, subcontractors or material suppliers furnishing labor, materials or equipment to the Premises in connection with the Work.

Section 6.5            Inspection of Work

Following the delivery of prior reasonable notice, any Work shall be subject to inspection at any time and from time to time by Landlord, Prime Landlord, any architects employed by Landlord and/or Prime Landlord, any Mortgagee, and the duly authorized representatives of Landlord, Prime Landlord or any Mortgagee (individually, an “Inspector”). If any Inspector shall be of the opinion, which opinion shall not be unreasonable, that the Work is not being performed substantially in accordance with the provisions of this Article VI or the plans and specifications, or that any of the materials or workmanship are not of good quality or are unsound or improper, unless Tenant reasonably disputes such opinion, Tenant shall correct any such failure and shall replace any unsound or improper materials or workmanship. Any disputes under this Article VI with respect to the Work that the parties are not able to amicably resolve shall be resolved by final and binding arbitration in Las Vegas, Nevada under the Construction Industry Arbitration Rules of the American Arbitration Association.

Section 6.6            End of Term

All Work permanently installed in or upon the Premises by Tenant during the Term shall become the property of Landlord and shall remain upon and be surrendered with the Premises. Tenant shall have no obligation to remove or demolish any fixtures, structures or other improvements that are installed on the Premises on the Commencement Date. If Landlord is not required to consent to any Work, such Work shall not be subject to removal at the expiration or earlier termination of the Term. If Landlord is required to consent to any Work under this Lease, Landlord’s consent thereto shall be deemed to include Landlord’s consent to Tenant’s leaving of the Work in place at the end of the Term unless Landlord’s prior consent to the Work specifies to the contrary, and Tenant shall not be obligated to remove all or any part thereof.

ARTICLE VII —  INSURANCE

Section 7.1            Landlord Insurance

Throughout the Term, Landlord shall maintain or cause Prime Landlord to maintain in full force and effect such insurance coverage as Landlord may reasonably determine, which may include the following coverages: (i) Comprehensive General Liability Insurance, including blanket contractual liability, in a commercially reasonable amount to be determined by Landlord in its reasonable discretion; and (ii) all-risk insurance covering the Improvements and all personal property located at the Resort, except the Casino Personal Property; (iii) any insurance required to be maintained and kept in place by any Mortgagee; and (iv) any other insurance coverage reasonably required by Landlord.

Section 7.2            Tenant’s Insurance

Throughout the Term, Tenant, at its own cost and expense, shall provide and keep in force, for the benefit of Prime Landlord, Landlord, Tenant and any Mortgagee, the following insurance policies. Prime Landlord, Landlord and any Mortgagee shall be named as additional insureds under the policies described in Subsections (a), (b) (c), (e), (f) and (i), if appropriate, below. In addition, the policies of insurance described in Subsections (b) and (c) below shall contain a so-called New York standard non-contributing mortgagee clause in favor of Mortgagee.

(a)           Comprehensive general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Premises on the so-called “occurrence form, including fire, blanket contractual liability, broad form premises and operations, products and completed operations on an “if any” basis, independent contractors, blanket contractual liability for all legal contracts and contractual liability for the indemnities by Tenant contained in Section 11.3 and otherwise in this Lease, and such gaming coverage and endorsements as may be required by law or prudent business practice, excluding umbrella coverage, in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence or such lesser amount of One Million Dollars ($1,000,000) or more as may be available to Tenant and Five Million Dollars ($5,000,000) in the aggregate or such lesser amount of One Million Dollars ($1,000,000) or more as may be available to Tenant. Landlord and Tenant acknowledge that on the Commencement Date Tenant shall have coverage in the amount of One Million Dollars (S 1,000,000) combined single limit per occurrence and One Million Dollars ($1,000,000) in the aggregate. Tenant shall increase the amount of insurance coverage in both instances to such greater amounts as are available to Tenant from time to time, not to exceed Five Million Dollars ($5,000,000).

(b)           All-risk casualty insurance with extended coverages, including, but not limited to the peril of earthquake, and flood and insurance covering all items included in Tenant’s leasehold improvements and all heating, ventilating and air conditioning maintained by Tenant, if any, all Casino Personal Property, Casino Personal Property Additions and trade fixtures from time to time in, on or upon the Premises, and all Alterations, additions or changes to the Premises made by Tenant pursuant to the terms of this Lease, in an amount not less than one hundred percent (100%) of their full replacement cost of such items from time to time during the Term, providing protection against perils included within the standard form of an “all risk” fire and casualty insurance policy. Any policy proceeds from such insurance shall be held in trust by an insurance trustee acceptable to Prime Landlord, Landlord, and if there is a Mortgage on the Resort, the Mortgagee, for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease is terminated under the terms of Section 8.1 of this Lease. Tenant shall obtain terrorism insurance when such coverage is available at commercially reasonable rates. Landlord and Tenant acknowledge and agree that such terrorism insurance is not available on the Commencement Date at commercially reasonable rates.

(c)           Business income insurance covering risk of loss due to the occurrence of any of the hazards covered by the insurance to be maintained by Prime Landlord or Landlord hereunder, with coverage in a face amount of not less than the aggregate amount, for a period of twenty four (24) months following the insured-against peril, of 100% of all Rent to be paid by Tenant under this Lease; and

(d)           Worker’s compensation insurance (including employers’ liability insurance), with a waiver of subrogation reasonably satisfactory to Landlord, covering all persons employed at the Premises by Tenant to the extent required by applicable Laws, including, without limitation, during the course of work to the Premises.

(e)           At all times during demolition or construction with respect to the Premises, owner’s contingent or protective liability insurance and builder’s risk insurance in form acceptable to Landlord.

(f)            Umbrella liability insurance in addition to primary coverage in an amount not less than Fifty Million Dollars ($50,000,000) per occurrence on terms consistent with the primary public liability insurance mentioned above.

(g)           So-called “dram shop” insurance or other liability insurance required in connection with the sale of alcoholic beverages.

(h)           Insurance against employee dishonesty in an amount not less than Two Million Dollars ($2,000,000) from the Premises and with a deductible no greater than Fifty Thousand Dollars ($50,000).

(i)            Such other insurance coverage as may be required by any Mortgagee with respect to the Premises or the Casino Business.

Section 7.3            Policy Requirements

The party obligated to obtain and maintain any insurance policy hereunder shall deliver an original certificate of insurance (on Acord Form 27 or its equivalent in the case of casualty and on insurance company letterhead in the case of liability or in a form otherwise acceptable to Landlord) evidencing such insurance to the other party prior to the Commencement Date, and thereafter, at least thirty (30) days prior to the expiration of any such coverage or policy. All insurance required to be maintained by Tenant hereunder shall be written by insurance companies: (i) rated A-/X or better in “Best’s Insurance Guide” (or any substitute guide acceptable to Landlord); (ii) authorized to do business in the State of Nevada; and (iii) of recognized responsibility and which are satisfactory to Landlord. Any deductible amounts under Tenant’s business interruption coverage may not exceed two (2) days income. All certificates for Tenant’s General Liability Insurance shall expressly provide that the coverage evidenced thereby shall be primary and that any policies carried by Prime Landlord or Landlord shall be excess and noncontributory with Tenant’s primary insurance. All insurance policies described in this Article VII shall be endorsed to provide Prime Landlord, Landlord and Tenant, as applicable, and in any case, Mortgagee, with thirty (30) days’ notice of cancellation or change in terms. If either party shall fail to procure the insurance required to be maintained by it under this Article VII in a timely fashion or to deliver such certificates to the other party, the other party may, at its option upon written notice to the obligated party, procure the same for the account of the obligated party. If Tenant is the obligated party, Tenant shall pay Landlord the cost thereof as Additional Rent. If Landlord is the obligated Party, and Landlord does not reimburse Tenant the cost thereof within thirty (30) days after written demand by Tenant to Landlord, Tenant shall have the right to offset and deduct the cost thereof from its next installment(s) of Base Rent.

Section 7.4            Additional Insurance Terms

Tenant shall not violate, or permit to be violated, any of the conditions of any of the said policies of insurance, and Tenant shall perform and satisfy the requirements of the companies writing such policies so that companies of good standing, reasonably satisfactory to Landlord, shall be willing to write and/or continue such insurance. Tenant shall not carry separate or additional insurance affecting the coverage described in this Article VII, concurrent in form and contributing in the event of any loss or damage to the Premises with any insurance required to be obtained by Prime Landlord or Landlord or Tenant under this Lease, unless such separate or additional insurance shall comply with and conform to all of the provisions and conditions of this Article. Tenant shall promptly give notice to Landlord of such separate or additional insurance. The parties expressly acknowledge that this Lease may not provide for insurance coverage of Tenant’s personal property on or about the Premises, and Tenant shall be entitled to insure the same in any amount that Tenant desires or deems appropriate. The insurance required by this Lease, at the option of the insuring party, may be effected by blanket and/or umbrella policies issued to the insuring party covering the Premises and other properties owned or leased by the insuring party, provided that the policies otherwise comply with the provisions of this Lease and such policies and the certificates required hereunder specifically allocate to the Premises the specified coverage required hereunder, without possibility of reduction or coinsurance by reason of, or damage to, any other premises named therein.

ARTICLE VIII —  DAMAGE OR DESTRUCTION AND CONDEMNATION

Section 8.1            Damage and Destruction

(a)           Partial Destruction. If the Premises are rendered partially untenantable by fire or other insured casualty, and if the damage is repairable within ninety (90) days of the occurrence, (with the repair work and preparations therefore to be accomplished during regular working hours on regular work days), Landlord shall or shall cause Prime Landlord to repair the Premises with due diligence, provided there are sufficient insurance proceeds available to repair the damage. Landlord shall or shall cause Prime Landlord also to repair the damage if there are sufficient insurance proceeds available to repair the damage and the damage is repairable within one hundred eighty (180) days if (i) the Gaming Authorities agree to issue a new nonrestricted gaming license to Tenant for continuation of this Lease after the completion of the restoration; (ii) the Gaming Authorities agree to issue a new nonrestricted gaming license to Landlord if Landlord had such a license prior to the damage or issue a new finding of suitability to Landlord if Landlord had such a finding of suitability prior to the damage; and (iii) the Gaming Authorities accept Prime Landlord as the owner of the Casino. Notwithstanding the other provisions of this Subsection 8.1(a), if (i) thirty percent (30%) or more of the useable area of the Buildings is destroyed or damaged, regardless of whether the Premises are damaged, or (ii) more than thirty percent (30%) of the useable area of the Premises is damaged or destroyed, or (iii) the Lease Term remaining after the date of the damage or destruction is less than twelve (12) months, then Landlord shall have the right to terminate this Lease as of the date of such damage or destruction by giving notice to Tenant within thirty (30) days thereafter of its election to so terminate this Lease. If Landlord elects to terminate this Lease pursuant to this Subsection 8.1(a), at termination, Landlord shall pay Tenant the Lease Termination Fee provided that Tenant has delivered to Landlord any remaining Casino Personal Property and Casino Personal Property Additions and all insurance proceeds relating to the damaged or destroyed Casino Personal Property, Casino Personal Property Additions, and Alterations to the Premises. Tenant shall deliver such items to Landlord free and clear of liens, encumbrances, and defects of title, except any such matters arising through Prime Landlord for the benefit of its Mortgagee and except for Casino Personal Property Additions Capital Leases then outstanding. Notwithstanding the foregoing, so long as Tenant is not in default under this Lease, Landlord agrees not to terminate this Lease if Landlord rebuilds following partial damage to the Premises.

(b)           Total Destruction. If the Premises are completely destroyed by fire or other casualty, or if they are damaged by uninsured casualty, or by insured casualty to such an extent that the damage cannot be repaired within ninety (90) days of the occurrence, Landlord shall have the option to restore or cause Prime Landlord to restore the Premises or to terminate this Lease on thirty (30) days written notice to Tenant, effective as of any date not more than sixty (60) days after the occurrence. In such event, Landlord shall advise Tenant within thirty (30) days after such casualty whether Landlord elects to restore the Premises or to terminate this

Lease. If Landlord elects to restore the Premises, it shall or shall cause Prime Landlord to commence and prosecute the restoration work with diligence. If the Premises are totally damaged or destroyed, and Prime Landlord’s or Landlord’s restoration of the Premises has not been completed within ninety (90) days after the damage or destruction, Tenant shall have the right to terminate this Lease by written notice given to Landlord within five (5) Business Days after the end of the foregoing period of ninety (90) days. Notwithstanding the other provisions of this Subsection 8.1(b), Landlord and Tenant agree that neither of them will terminate this Lease pursuant to this Subsection 8.1(b) if all of the following conditions are met within the period of ninety (90) days following the destruction: (i) sufficient insurance proceeds are available to rebuild the Premises; (ii) the Gaming Authorities agree to issue a new nonrestricted gaming license to Tenant for continuation of this Lease after the completion of the restoration; (iii) the Gaming Authorities agree to issue a new unrestricted gaming license to Landlord if Landlord had such a license prior to the destruction or issue a new finding of suitability to Landlord if Landlord had such a finding of suitability prior to the destruction; and (iv) the Gaming Authorities accept Prime Landlord as the owner of the Casino. If Landlord or Tenant elects to terminate this Lease because of insured casualty pursuant to this Subsection 8.1(b), at termination, Landlord shall pay Tenant the Lease Termination Fee provided that Tenant has delivered to Landlord any remaining Casino Personal Property and Casino Personal Property Additions and all insurance proceeds relating to the damaged or destroyed Casino Personal Property, Casino Personal Property Additions, and Alterations to the Premises. Tenant shall deliver such items to Landlord free and clear of liens, encumbrances, and defects of title, except any such matters arising through Prime Landlord for the benefit of its Mortgagee and except for Casino Personal Property Additions Capital Leases then outstanding. If this Lease is terminated because of uninsured casualty, Landlord shall have no obligation to pay the Lease Termination Fee to Tenant.

(c)           Tenant’s Obligations; No Abatement or Termination. Following damage or destruction as described in this Section 8.1, Tenant shall take all commercially reasonable measures necessary and available under any applicable Gaming Laws to preserve its gaming license. If Tenant is the insured party with respect to any damaged or destroyed Casino Personal Property, Tenant shall apply any available insurance proceeds to replace such personal property at any time that Landlord restores or causes Prime Landlord to restore the Premises. As material consideration to Landlord for its agreement to enter into this Lease, the parties agree that except as otherwise provided to the contrary in Subsections 8.1(a) or 8.1(b), this Lease shall not terminate or be forfeited or be affected in any manner by reason of damage to or total, substantial or partial destruction of the Premises or any part thereof or by reason of the untenantability of the same or any part thereof, for or due to any damage or destruction of the Premises from any cause whatsoever, and, notwithstanding any law or statute, present or future, Tenant waives any and all rights to quit or surrender the Premises or any part thereof on account of any damage or destruction of the Premises. Tenant expressly agrees that its obligations under this Lease, including the payment of Rent payable by Tenant under this Lease, shall continue as though the Premises had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind; provided, however, that Tenant’s Rent under this Lease shall be abated to the extent (but only to the extent) that Landlord actually receives rental loss insurance payments in lieu of such Rent.

Section 8.2            Condemnation

(a)           Taking.  If all of the Premises are taken by Eminent Domain, this Lease shall terminate as of the date Tenant is required to vacate the Premises and all Base Rent, Additional Rent, and Percentage Rent (if applicable) shall be paid to that date.  The term “Eminent Domain” shall include the taking or damaging of property by, through or under any governmental or statutory authority, and any purchase or acquisition in lieu thereof, whether the damaging or taking is by government or any other person who under applicable law has the power to exercise the power of condemnation or eminent domain.  If, in the reasonable judgment of Landlord, a taking of any part of the Premises by Eminent Domain renders the remainder thereof unusable for the business of Tenant this Lease, at the option of either party, may be terminated by written notice given to the other party not more than thirty (30) days after Landlord gives Tenant written notice of the taking, and such termination shall be effective as of the date when Tenant is required to vacate the portion of the Premises so taken.  If this Lease is so terminated, all Base Rent, Additional Rent, and Percentage Rent (if applicable) shall be paid to the date of termination.  Whenever any portion of the Premises is taken by Eminent Domain and this Lease is not terminated, Landlord shall at its expense proceed with all reasonable dispatch to restore, to the extent of available proceeds and to the extent it is reasonably prudent to do so, the remainder of the Premises to the condition they were in immediately prior to such taking, and Tenant shall at its expense proceed with all reasonable dispatch to restore its personal property and all improvements made by it to the Premises to the same condition they were in immediately prior to such taking.  The Base Rent payable hereunder shall be equitably reduced based on (i) the square footage of the Premises so taken compared to the square footage of the entire Premises, and (ii) the relative gross revenue from operations generated at such time by the portion of the Premises taken compared to the gross revenue from operations generated at such time by the remainder of the Premises.  If this Lease is terminated pursuant to this Subsection 8.2(a), Landlord shall pay Tenant the Lease Termination Fee provided that Tenant has delivered to Landlord any Casino Personal Property and Casino Personal Property Additions that are not taken and all condemnation proceeds relating to the taken Casino Personal Property, the taken Casino Personal Property Additions, any Alterations to the Premises and any and all damages relating to the Casino Business and Tenant’s leasehold interest under this Lease.  Tenant shall deliver such items to Landlord free and clear of liens, encumbrances, and defects of title, except any such matters arising through Prime Landlord for the benefit of its Mortgagee and except for Casino Personal Property Additions Capital Leases then outstanding.

(b)           Award.  Landlord reserves all right to the entire damage award or payment for any taking by Eminent Domain and Tenant waives all claims whatsoever against Landlord for damages for termination of its leasehold interest in the Premises or for interference with its business.  In consideration of Landlord’s agreement to pay the Termination Fee to Tenant, as provided in Subsection 8.2(a), Tenant hereby grants and assigns to Landlord any right Tenant may now have or hereafter acquire to such damages and agrees to execute and deliver such further instruments of assignment as Landlord may from time to time request.

ARTICLE IX —  ASSIGNMENT AND SUBLETTING

Section 9.1            Transfers

Except in strict accordance with the provisions of this Article IX, Tenant shall not and Tenant shall not permit any sale, assignment, mortgage, encumbrance or other transfer, directly or indirectly (collectively, “Transfer”), of all or any portion of Tenant’s interest in this Lease or the Premises without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole, absolute and unfettered discretion.  If Landlord grants its consent to a Transfer pursuant hereto, after the effective date of such Transfer, Tenant shall remain liable for all future obligations accruing under the Lease.  For purposes of this Lease, a “Transfer” shall include, if Tenant is a corporation, any transfer of this Lease by merger, consolidation or liquidation, or any direct or indirect change in the ownership of, or power to vote more than twenty percent (20%) of Tenant’s voting stock; if Tenant is a partnership, a change in any general partner or in voting or decision-making control of the partnership; or if Tenant is a limited liability company, a change in any of the members in or more than twenty percent (20%) of the voting or decision-making of the company.  Notwithstanding the foregoing, if Tenant is not in default under this Lease, Landlord shall approve the assignment of this Lease to Millennium Management Group, L.L.C. (“Millennium”) or Mendenhall Millennium L.L.C. (“Mendenhall”) or the wholly owned affiliate of Millennium or Mendenhall after the transferee receives a nonrestricted gaming license with respect to the Premises, provided that such entity is wholly owned by and/or controlled by William J. Paulos and William C. Wortman; and provided that Tenant and such entity execute and deliver to Landlord such documents as Landlord or Landlord’s lender may reasonably require to confirm such matters as either of them may reasonably require, including, but not limited to, confirmation that such entity fully assumes all of the obligations under this Lease and that Tenant shall remain liable under the Lease after the assignment.  Notwithstanding anything contained herein to the contrary, Tenant shall have the right, without the consent of the Landlord, the Prime Landlord or any Mortgagee, to mortgage or pledge the leasehold estate and interest of Tenant under this Lease to any leasehold mortgagee (a “Leasehold Mortgagee”) in conjunction with Tenant’s obligations as a guarantor with respect to the notes offering to be issued by Mendenhall Millennium, LLC and previously disclosed to Landlord, Prime Landlord and Mortgagee.  Any Leasehold Mortgagee or its successor or assignee or designee may become the legal owner and holder of Tenant’s leasehold estate by foreclosure of its leasehold mortgage or leasehold deed of trust, as applicable, or as a result of foreclosure or otherwise, provided that prior to becoming the legal owner and holder of Tenant’s leasehold estate, such Leasehold Mortgagee or its successor or assignee or designee shall fully comply with all applicable Gaming Laws, cure any outstanding defaults of Tenant under this Lease, and fully comply with all terms of any Mortgage and this Lease, including, without limitation, the foregoing provisions of this Section 9.1, which apply to any transfer of Tenant’s interest in this Lease.  Landlord, upon serving Tenant any notice of default pursuant to the provisions of Article XII hereof shall at the same time serve a copy of such notice upon each Leasehold Mortgagee in the manner contemplated in Section 21.4 hereof.  The Leasehold Mortgagee shall have the right, but not the obligation, to cure or cause to be remedied a default in the payment of Rent during three (3) days following receipt of such notice and during a period of thirty (30) days for any other default after its receipt of such notice.

Section 9.2            Notice of Transfer; Further Consent

In the event of any Transfer, whether or not Landlord’s consent is required, Landlord shall be given not less than thirty (30) days’ advance written notice of the proposed effective date of such Transfer, which notice shall be delivered to Landlord together with (i) either an executed counterpart or, if unavailable, a true and complete copy of the proposed instrument(s) of the Transfer and (ii) such other documents as Landlord may reasonably request.  Any consent by Landlord under this Article IX shall apply only to the specific transaction thereby authorized and shall not relieve Tenant from the requirement of obtaining the prior written consent of Landlord to any further Transfer of this Lease.  No Transfer of all or a portion of this Lease shall release or relieve the original named Tenant (or any previously approved transferee) from any obligations of the Tenant hereunder, and the original named Tenant (or any previously approved transferee) shall remain liable for the performance of all obligations of Tenant hereunder.

Section 9.3            Subleases

Tenant shall not sublease all or any portion of the Premises without obtaining Landlord’s prior written consent which consent shall not be unreasonably withheld.  Landlord may attach such conditions to its consent as Landlord, in its discretion, may require, including (without limitation) payment to Landlord of all or a portion of the rent and other consideration payable under the sublease and/or approval by Landlord of the financial condition and operating experience of the Subtenant.  Tenant shall cause each subtenant (a “Subtenant”) permitted pursuant to this Article IX to comply with its obligations under its respective sublease (the “Sublease”), and Tenant shall diligently enforce all of its rights as the landlord thereunder in accordance with the terms of such Sublease and this Lease.  The fact that a violation or breach of any of the terms, provisions or conditions of this Lease results from or is caused by an act or omission by any of the Subtenants shall not relieve Tenant of Tenant’s obligation to cure the same.  Tenant shall take all necessary steps to prevent any such violation or breach.

Section 9.4            Landlord Acts

If this Lease is assigned, or if the Premises or any part thereof is subleased or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect Rent from the assignee or Subtenants, and apply the net amount collected to the Rent herein reserved, but no such assignment, sublease, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee or Subtenant as tenant, or a release of Tenant from the further performance by Tenant of the terms, covenants, and conditions on the part of Tenant to be observed or performed hereunder.  After any assignment or subletting, Tenant’s liability hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant hereunder from any liability, to all of which Tenant hereby consents in advance.  The consent by Landlord to any Transfer or Sublease shall not in any way be construed to relieve Tenant from obtaining the express written consent of Landlord to any further Transfer or Sublease.

Section 9.5            Assignment of Sublease(s)

To secure the prompt and full payment by Tenant of the Rent and the faithful performance by Tenant of all the other terms and conditions herein contained on its part to be kept and performed, Tenant hereby assigns, transfers and sets over unto Landlord, subject to the conditions hereinafter set forth, all of Tenant’s right, title and interest in and to all Subleases and hereby confers upon Landlord, its agents and representatives, a right of entry (subject to prior notice) in, and sufficient possession of, the Premises to permit and insure the collection by Landlord of the rentals and other sums payable under the Subleases, and further agrees that the exercise of said right of entry and qualified possession by Landlord shall not constitute an eviction of Tenant from the Premises or any portion thereof and that should said right of entry and possession be denied Landlord, its agent or representative, Landlord, in the exercise of said right, may use all requisite force to gain and enjoy the same without responsibility or liability to Tenant, its servants, employees, guests or invitees, or any Person whomsoever; provided, however, that such assignment shall become operative and effective only if (a) an Event of a Default shall occur, or (b) this Lease and the Term shall be cancelled or terminated pursuant to the terms, covenants and conditions hereof, or (c) there occurs repossession under a dispossess warrant or other re-entry or repossession by Landlord under the provisions hereof, or (d) a receiver for the Premises is appointed pursuant to applicable Laws, and then only as to such of the subleases that Landlord may elect to take over and assume.  At any time and from time to time within five (5) days after Landlord’s written demand, Tenant promptly shall deliver to Landlord a schedule of all Subleases, setting forth the names of all Subtenants, with a photocopy of each of the Subleases.  Upon reasonable request of Landlord, Tenant shall permit Landlord and its agents and representatives to inspect all Subleases affecting the Premises.  Tenant covenants that each Sublease shall provide that the Subtenant thereunder shall be required from time to time, upon request of Landlord or Tenant, to execute, acknowledge and deliver, to and for the benefit of Landlord and Mortgagee, an estoppel certificate confirming with respect to such sublease the information set forth in Section 14.1 hereof.  Concurrently with the execution of this Lease, Tenant is executing and delivering to Landlord an Assignment of Sublease(s) in the forms set forth in Exhibit “9.5,” which Landlord shall place in the public records to document the assignment of Sublease(s).

Section 9.6            Bankruptcy Provisions

If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of Title 11 of the United States Code or any statute of similar purpose or nature (the “Bankruptcy Code”) to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than ten (10) days after receipt of such offer by Tenant, but in any event no later than five (5) days prior to the date that Tenant shall file any application or motion with a court of competent jurisdiction for authority and approval to enter into such assumption and assignment.  Such notice shall set forth (a) the name and address of the assignee, (b) all of the terms and conditions of such offer, and (c) the proposal for providing adequate assurance of future performance by such person under the Lease, including, without limitation, the assurance referred to in Section 365 of the Bankruptcy Code.  Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this

Lease from and after the date of such assignment.  Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption.

Section 9.7            Bankruptcy of Assignee

If, at any time after Tenant may have assigned Tenant’s interest in this Lease, this Lease shall be disaffirmed or rejected in any proceeding of the types described in Subsection 12.1(e) hereof, or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to Article XII based upon any of the events of default set forth in said Subsection 12.1(e), Tenant, upon request of Landlord given within thirty (30) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Base Rent and Additional Rent due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant”, enter into a new lease with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the expiration date of the Term, unless sooner terminated as in such lease provided, at the same Base Rent and Additional Rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) Tenant’s rights under the new lease shall be subject to the possessory rights, if any, of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence, and (iii) such new lease shall require Tenant to pay all Base Rent and Additional Rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto.  If Tenant shall default in its obligation to enter into said new lease for a period of ten (10) days next following Landlord’s request therefor, then in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant as if Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

Section 9.8            Survival

The provisions of Sections 9.5 and 9.6 hereof shall survive the expiration or earlier termination of this Lease.

ARTICLE X —  LANDLORD’S RIGHT TO SELL, ETC., SUBORDINATION

Section 10.1         Mortgages

Prime Landlord shall have the right at any time and from time to time to place one or more Mortgages on all or any part of the Resort, including all or any part of the Premises, and to increase, renew, modify, consolidate, replace, and extend any such Mortgage.  In no event shall Tenant be required to pay any installment of principal or interest or other sums at any time due under any Mortgage.

Section 10.2         Subordination

This Lease shall be subject and subordinate to all Mortgages in favor of any Mortgagee now or hereinafter in effect and to all renewals, modifications, consolidations, replacements and extensions of any such Mortgages.  This Section 10.2 shall be self-operative and no further instrument of subordination shall be required to make the interest of any Mortgagee superior to the interest of Tenant hereunder.  Notwithstanding the previous sentence, however, Tenant shall, together with the Mortgagee, execute and deliver promptly any certificate or agreement that Prime Landlord or Landlord may reasonably request in confirmation of such subordination.  If, in connection with the financing of the Resort, including all or any part of the Premises, any lending institution or Landlord shall request reasonable modifications of this Lease that do not increase the monetary obligations of Tenant under this Lease or materially increase the other obligations of Tenant under this Lease or materially and adversely affect the rights of Tenant under this Lease, Tenant shall make such modifications.

Section 10.3         Tenant Obligations

(a)           Provided that Tenant has received notice from Landlord or a Mortgagee stating the name and address of such Mortgagee, Tenant shall give to any Mortgagee copies of all notices given by Tenant of default by Landlord under this Lease at the same time and in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord.  Any such Mortgagee shall have the right to remedy any default under this Lease, or to cause any default of Landlord under this Lease to be remedied, and for such purpose Tenant hereby grants such Mortgagee such period of time as may be reasonable to enable such party to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default.  Tenant shall accept performance by such Mortgagee of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord.  No default by Landlord under the Lease shall exist or shall be deemed to exist (i) as long as such Mortgagee, in good faith, shall have commenced to cure such default and shall be prosecuting the same to completion with reasonable diligence, subject to force majeure, or (ii) if possession of the Premises is required in order to cure such default, or if such default is not susceptible of being cured by such Mortgagee, as long as such Mortgagee, in good faith, shall have notified Tenant that such Mortgagee intends to institute proceedings under the Mortgage, and, thereafter, as long as such proceedings shall have been instituted within thirty (30) days thereafter, and shall prosecute the same with reasonable diligence and, after having obtained possession, prosecutes the cure to completion with reasonable diligence.

(b)           In the event of the termination of the Lease by reason of any default by Landlord hereunder or for any other reason whatsoever except the expiration thereof, upon such Mortgagee’s written request, given within thirty (30) days after any such termination, Tenant, within fifteen (15) days after receipt of such request, shall execute and deliver to such Mortgagee or its designee or nominee a new lease of the Premises for the remainder of the Term of the Lease upon all of the terms, covenants and conditions of this Lease.

(c)           Upon the conveyance of the Property by reason of judicial or nonjudicial foreclosure of the Mortgage or the acceptance of a deed in lieu of foreclosure or otherwise, at the option of Mortgagee or the transferee of the Property (the “Transferee”), this Lease shall not be terminated or affected thereby, and this Lease shall continue in full force and effect as a direct lease between the Transferee and Tenant upon all of the terms, covenants and conditions set forth in this Lease, and in that event, Tenant agrees to attorn to the Transferee and the Transferee shall accept such attornment, provided, however, that Transferee shall not be (a) obligated to complete any construction work required to be done by Landlord pursuant to the provisions of this Lease or to reimburse Tenant for any construction work done by Tenant, (b) liable (i) for Landlord’s failure to perform any of its obligations under this Lease which have accrued prior to the date on which the Transferee shall become the owner of the Property, or (ii) for any act or omission of Landlord, whether prior to or after such foreclosure or sale, (c) required to make any repairs to the Property or to the Premises required as a result of fire, or other casualty or by reason of condemnation unless the Transferee shall be obligated under this Lease to make such repairs and shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs, (d) required to make any capital improvements to the Property or to the Premises which Landlord may have agreed to make, but had not completed, or to perform or provide any services not related to possession or quiet enjoyment of the Premises, (e) subject to any offsets, defenses, abatements or counterclaims which shall have accrued to Tenant against Landlord prior to the date upon which the Transferee shall become the owner of the Property, (f) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with this Lease unless such sums are actually received by the Transferee, (g) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance unless (i) such sums are actually received by the Transferee or (ii) such prepayment shall have been expressly approved of by the Transferee, (h) bound to make any payment to Tenant which was required under this Lease, or otherwise, to be made prior to the time the Transferee succeeded to Landlord’s interest, (i) bound by any agreement amending, modifying or terminating this Lease made without the Transferee’s prior written consent prior to the time the Transferee succeeded to Landlord’s interest or (j) bound by any assignment of this Lease or sublease of the Premises, or any portion thereof, made prior to the time the Transferee succeeded to Landlord’s interest other than if pursuant to the provisions of this Lease.

(d)           Neither such Mortgagee nor its designee or nominee shall become liable under this Lease unless and until such Mortgagee or its designee or nominee becomes, and then only for so long as such Mortgagee or its designee or nominee remains, the fee owner of the Premises.  Such Mortgagee shall have the right, without Tenant’s consent, to foreclose the Mortgage or to accept a deed in lieu of foreclosure of such Mortgage.

(e)           Landlord hereby notifies Tenant that as of the date of this Lease the Mortgagee is HSBC Realty Credit Corporation (USA), as agent for Lenders, having an address at 452 Fifth Avenue, New York, New York 10018, Attention Andrew A. Daly, Vice President Real Estate Finance.

ARTICLE XI —  OBLIGATIONS OF TENANT; INDEMNIFICATION OF
LANDLORD

Section 11.1         Compliance with Laws; Licensor Standards, Etc.

Tenant shall promptly comply with all Laws (including, without limitation, Gaming Laws) applicable to Tenant’s use or occupation of the Premises (or any part thereof) or Tenant’s operation of the Casino Business.  Tenant shall also promptly comply with all Licensor Standards and the Summerlin CC&Rs applicable to Tenant’s use or occupancy of the Premises (or any part thereof), or operation of the Casino Business.

Section 11.2         Notice

Tenant agrees to give Landlord notice of any law, ordinance, rule, regulation or requirement enacted, passed, promulgated, made, issued or adopted by any of the governmental departments or agencies or authorities hereinbefore mentioned of which Tenant has actual notice affecting in a material adverse manner (i) the Premises, (ii) Tenant’s use thereof or (iii) the financial condition of Tenant, a copy of which is served upon or received by Tenant, or a copy of which is posted on, or fastened or attached to the Premises, or otherwise brought to the attention of Tenant, by mailing within five (5) Business Days after such service, receipt, posting, fastening or attaching or after the same otherwise comes to the attention of Tenant, a copy of each and every one thereof to Landlord.  At the same time, Tenant will inform Landlord as to any Work that Tenant proposes to do or take in order to comply therewith.  Notwithstanding the foregoing, however, if such Work would require any Alterations which would, in Landlord’s opinion, reduce the value of the Premises or change the general character, design or use of the Building or other improvements thereon, and if Tenant does not desire to contest the same, Tenant shall, if Landlord so requests, defer compliance therewith in order that Landlord may, if Landlord wishes, contest or seek modification of or other relief with respect to such matters, so long as Tenant is not put in violation of any applicable Laws, but nothing herein shall relieve Tenant of the duty and obligation, at Tenant’s expense, to comply with all applicable Laws, as the same may be so modified, whenever Landlord shall so direct.

Section 11.3         Indemnity

(a)           Subject to the limitations specified in Section 11.8, Tenant shall defend, indemnify and save harmless Prime Landlord, Landlord, Mortgagee and their respective officers, directors, employees and agents (collectively, “Landlord Indemnified Parties”), from any and all liabilities, claims, causes of actions, suits, damages and expenses (collectively, “Landlord Claims”) arising from or in connection with the Tenant’s use of, or in connection with any of Tenant’s activities of any kind upon or affecting the Premises during the Term, provided that no Landlord Indemnified Party shall be indemnified from any Landlord Claims arising out of its own acts of gross negligence or willful misconduct.  Tenant shall also indemnify and hold the Landlord Indemnified Parties harmless from all costs, expenses and liabilities incurred, including actual, customary and reasonable attorney’s fees and disbursements through and including appellate proceedings, in or in connection with any of such Landlord Claims.  If any action or proceeding shall be brought against any of the Landlord Indemnified Parties by reason of any such Landlord Claims, Tenant, upon notice from any of the Landlord Indemnified Parties, shall resist and defend such action or proceeding, at its sole cost and expense by counsel to be selected by Tenant but otherwise satisfactory to such Landlord Indemnified Party in its reasonable discretion.  Tenant or its counsel shall keep each Landlord Indemnified Party fully apprised at all times of the status of such defense.  Notwithstanding the foregoing, a Landlord Indemnified Party may retain its own attorneys to defend or assist in defending any claim, action or proceeding involving potential liability in excess of One Million Dollars ($1,000,000) unless such claim, action, or proceeding is covered by insurance and the insurance carrier has confirmed in writing both its obligation to defend such claim, action or proceeding and its liability for any adverse judgment resulting therefrom, and Tenant shall pay the actual, customary and reasonable fees and disbursements of such attorneys.  The provisions of this Subsection 11.3(a) shall survive the expiration or earlier termination of this Lease.

(b)           Subject to the limitations set forth in Section 11.8, Landlord shall defend, indemnify and save harmless Tenant and its members and managers (collectively, “Tenant Indemnified Parties”), from any and all liabilities, claims, causes of actions, suits, damages and expenses (collectively, “Tenant Claims”) arising from or in connection with the Landlord’s use of, or in connection with any of Landlord’s activities of any kind upon or affecting the Premises during the Term, provided that no Tenant Indemnified Party shall be indemnified from any Tenant Claims arising out of its own gross negligence or willful misconduct..  Landlord shall also indemnify and hold the Tenant Indemnified Parties harmless from all costs, expenses and liabilities incurred, including actual, customary and reasonable attorney’s fees and disbursements through and including appellate proceedings, in or in connection with any of such Tenant Claims.  If any action or proceeding shall be brought against any of the Tenant Indemnified Parties by reason of any such Tenant Claims, Landlord, upon notice from any of the Tenant Indemnified Parties, shall resist and defend such action or proceeding, at its sole cost and expense by counsel to be selected by Landlord but otherwise satisfactory to such Tenant Indemnified Party in its reasonable discretion.  Landlord or its counsel shall keep each Tenant Indemnified Party fully apprised at all times of the status of such defense.  Notwithstanding the foregoing, a Tenant Indemnified Party may retain its own attorneys to defend or assist in defending any claim, action or proceeding involving potential liability in excess of One Million Dollars ($1,000,000) unless such claim, action, or proceeding is covered by insurance and the insurance carrier has confirmed in writing both its obligation to defend such claim, action or proceeding and its liability for any adverse judgment resulting therefrom, and Landlord shall pay the actual, customary and reasonable fees and disbursements of such attorneys.  The provisions of this Subsection 11.3(b) shall survive the expiration or earlier termination of this Lease.

Section 11.4         Discharge of Liens

If at any time prior to or during the Term (or within the statutory period thereafter if attributable to Tenant), any mechanic’s or other lien or order for payment of money, which shall have been either created by, caused (directly or indirectly) by, or suffered against Tenant, shall be filed against the Premises or any part thereof, Tenant, at its sole cost and expense, shall cause the same to be discharged by payment, bonding or otherwise, within thirty (30) days after Tenant receives notice of the filing thereof unless such lien or order is contested by Tenant in good faith and Tenant provides sufficient security or evidence of financial ability, in each case to the reasonable satisfaction of Landlord, to pay the amount of such lien or order, and such contest by Tenant is permitted by the terms of any Mortgage that affects the Resort or the Premises, and

Tenant pays all costs and performs all obligations required to fully comply with applicable provisions of any such Mortgage.  Exhibit “11.4” contains the provision in the existing Mortgage that governs the contest of liens.  Tenant shall, upon notice and request in writing by Landlord, defend for Landlord, at Tenant’s sole cost and expense, any action or proceeding which may be brought on or for the enforcement of any such lien or order for payment of money, and will pay any damages and satisfy and discharge any judgment entered in such action or proceeding and save harmless Landlord from any liability, claim or damage resulting therefrom.  In default of Tenant’s procuring the discharge of any such lien as aforesaid Landlord may, without notice, and without prejudice to its other remedies hereunder, procure the discharge thereof by bonding or payment or otherwise, and all cost and expense which Landlord shall incur shall be paid by Tenant to Landlord as Additional Rent forthwith.  The provisions of this Section 11.4 shall survive the expiration or earlier termination of this Lease.

Section 11.5         Liability for Liens

Landlord shall not under any circumstances be liable to pay for any work, labor or services rendered or materials furnished to or for the account of Tenant upon or in connection with the Premises, and no mechanic’s or other lien for such work, labor or services or material furnished shall, under any circumstances, attach to or affect the reversionary interest of Landlord in and to the Premises or any alterations, repairs, or improvements to be erected or made thereon.  Nothing contained in this Lease shall be deemed or construed in any way as constituting the request or consent of Landlord, either express or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials on behalf of Landlord that would give rise to the filing of any lien against the Premises.

Section 11.6         Gaming Authority Complaints

Tenant shall promptly provide Landlord with a true and complete copy of any complaint or pleading served upon Tenant by any Gaming Authority that contains any prayer for relief involving the appointment of a supervisor as to any aspect of Tenant’s operation of the Premises or the revocation of any gaming or liquor license held by Tenant.

Section 11.7         Waiver of Subrogation

Prime Landlord, Landlord and Tenant shall each waive any and all rights of recovery against the other or against any officer, employee, agent or representative of the other party, on account of loss or damage occasioned to a party or its property or the property of third parties if the loss or damage could be insured against.  Prime Landlord, Landlord and Tenant shall, upon obtaining the policies of insurance required under this Section 11.7, give notice to their insurance carriers of this waiver of subrogation and insure that all property insurance policies maintained by them contain a waiver of subrogation.

Section 11.8         Consequential Damages

Notwithstanding any other provision of this Agreement, neither Prime Landlord nor Landlord shall be liable to Tenant for any consequential damages to the business of Tenant and Tenant shall not be liable to Prime Landlord or Landlord for any consequential damages to the business of Prime Landlord or Landlord under this Lease.

Section 11.9         Casino Entertainment Tax

Landlord shall cause Prime Landlord to perform such acts as may be reasonably required to allow Tenant to comply with the Casino Entertainment Laws that are applicable from time to time to the activities of Prime Landlord at the Resort.  Landlord acknowledges that the Casino Entertainment Laws require Tenant to collect the Casino Entertainment Tax from the Person affording the entertainment and to remit the Casino Entertainment Tax to the Nevada Gaming Commission no later than the 24th day of each month for the preceding month based upon the records of such Person.  Landlord shall cause Prime Landlord to (i) properly account for and remit Casino Entertainment Tax to Tenant for Prime Landlord’s activities at the Resort that are subject to the Casino Entertainment Tax five (5) days or more before such remittances and payments are due from Tenant to the Gaming Commission; (ii) maintain accurate and detailed records of all receipts subject to the Casino Entertainment Tax for admissions, food, merchandise and refreshment for no less than five (5) years from the date of sale; (iii) fully cooperate with the Gaming Authorities in any review or audit of Casino Entertainment Tax payable with respect to Prime Landlord’s activities at the Resort; and (iv) except for deficiencies arising out of Tenant’s failure to deliver to the Gaming Commission Casino Entertainment Tax delivered to Tenant by Prime Landlord, indemnify and hold Tenant harmless for any Casino Entertainment Tax deficiencies imposed by the Nevada Gaming Commission with respect to Prime Landlord’s activities at the Resort.  Tenant acknowledges and agrees that Prime Landlord shall make its remittances of the Casino Entertainment Tax payable to the Gaming Commission and not to Tenant.  Tenant shall (i) timely remit to the Gaming Commission Casino Entertainment Tax delivered to Tenant by Prime Landlord; (ii) fully cooperate with Prime Landlord and the Gaming Authorities in any review or audit of Casino Entertainment Tax payable with respect to Prime Landlord’s activities at the Resort; and (iii) shall indemnify and hold Prime Landlord harmless for any Casino Entertainment Tax deficiencies arising out of Tenant’s failure to deliver to the Gaming Commission Casino Entertainment Tax payments delivered to Tenant by Prime Landlord.  Landlord shall cause Prime Landlord to include a provision in Prime Landlord’s lease agreements with each of its new tenants at the Resort and a provision in any amendment to the existing leases at the Resort that requires each such tenant to (i) properly account for and remit applicable Casino Entertainment Tax to Tenant for activities of such tenant in its leased premises five (5) days or more before such remittances and payments are due from Tenant to the Gaming Commission; (ii) maintain accurate and detailed records of all receipts subject to the Casino Entertainment Tax for admissions, food, merchandise and refreshment for no less than five (5) years from the date of sale; (iii) fully cooperate with the Gaming Authorities in any review or audit of Casino Entertainment Tax payable with respect to such leased premises; and (iv) except for deficiencies arising out of Tenant’s failure to deliver to the Gaming Commission payments delivered by such tenant to Tenant, indemnify and hold Tenant harmless for any Casino Entertainment Tax deficiencies imposed by the Nevada Gaming Commission with respect to such tenant’s leased premises.  Tenant acknowledges and agrees each such tenant of Prime

Landlord shall make its remittances payable to the Gaming Commission and not to Tenant.  Tenant shall (i) timely rent to the Gaming Commission the Casino Entertainment Tax delivered to Tenant by any tenant of Prime Landlord; (ii) fully cooperate with each such tenant and the Gaming Authorities in any review or audit of Casino Entertainment Tax payable with respect to the leased premises of such tenant; and (iii) shall indemnify and hold each such tenant harmless from any Casino Entertainment Tax deficiencies arising out of Tenant’s failure to deliver to the Gaming Commission the Casino Entertainment Tax payments delivered to Tenant by such tenant.  Tenant and Landlord acknowledge and agree that, except for the Patch Lease, none of Prime Landlord’s leases at the Resort that exist on the date of this Lease contain provisions relating to the Casino Entertainment Tax.  Further, Tenant and Landlord believe that no tenant under any such existing lease, except the Patch Tenant, is engaged in activity to which the Casino Entertainment tax would apply.  Notwithstanding any other provision of this Lease, Landlord and Tenant acknowledge that the activities of Landlord or Landlord’s lessees at the Resort may not be subject to the Casino Entertainment Tax because of the following facts: (a) Landlord and its lessee and Tenant are not related parties; (b) the activities of Landlord and its lessees are not within the control of Tenant; and (c) Tenant derives no income from the activities of Landlord or its lessees.  Landlord and Tenant shall fully cooperate with each other in an effort to obtain a determination that the Casino Entertainment Tax does not apply to the activities of Landlord and Landlord’s lessees at the Resort.

ARTICLE XII —  DEFAULT BY TENANT; REMEDIES

Section 12.1         Defaults

Each of the following shall be deemed an event of default (an “Event of Default”) and a breach of this Lease by Tenant:

(a)           If Tenant shall fail to pay any installment of Base Rent within five (5) days of its due date under this Lease.

(b)           If Tenant shall fail to pay any Additional Rent required to be paid by Tenant hereunder and such failure is not cured within five (5) days (or such longer period as may be specified herein) after Landlord has delivered written notice that the same was due and payable.

(c)           If Tenant shall fail to perform or observe of any of the other agreements, conditions, covenants or terms that Tenant is obligated to perform or observe under this Lease and such failure is not remedied within thirty (30) days (or such different period as may be specified herein) after written notice thereof has been delivered by Landlord (or, if such default is of a nature that it cannot be completely remedied within said thirty (30) day period (or such different period as may be specified herein), then if Tenant does not agree in writing within such thirty (30) day period (or such different period as may be specified herein) to cure the same, commence and thereafter diligently prosecute the cure and complete the cure within a reasonable period of time under the circumstances, not to exceed ninety (90) days, after such original written notice of default by Landlord to Tenant).

(d)           If Tenant shall sell, assign, mortgage, encumber, sublease or transfer all or any of its interest in this Lease or the Premises or any portion thereof without compliance with the provisions of this Lease applicable thereto.

(e)           If (i) Tenant shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Tenant or seeking to adjudicate Tenant a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to Tenant or Tenant’s debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of Tenant’s property; or (ii) Tenant shall make a general assignment for the benefit of Tenant’s creditors; or (iii) there shall be commenced against Tenant any case, proceeding or other action of a nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Tenant’s property, which case, proceeding or other action (A) results in the entry of an order for relief or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iv) Tenant shall take any action consenting to or approving of any of the acts set forth in clause (i) or (ii) above; or (v) Tenant shall generally not, or shall be unable to, pay Tenant’s debts as they become due or shall admit in writing Tenant’s inability to pay Tenant’s debts.

(f)            If Tenant is a corporation and shall cease to exist as a corporation in good standing in the state of its incorporation (unless Tenant simultaneously becomes incorporated and in good standing in another state) or if Tenant is a partnership or other entity and Tenant shall be dissolved or otherwise liquidated, then if Tenant does not completely remedy such default immediately (or if Tenant’s only knowledge of such default is by receipt of written notice of such default, then within the ten (10) day period following receipt of such written notice).

(g)           If Tenant fails or refuses to execute any subordination agreement required pursuant to Article X or estoppel certificate required pursuant to Article XIV within ten (10) Business Days after Tenant’s receipt thereof

(h)           If Tenant’s liquor or gaming licenses are suspended or revoked for a period of more than ten (10) consecutive days.

(i)            If Tenant receives notice of a Material Violation of Gaming Laws from any of the applicable Gaming Authorities and fails to respond to the violation or cure it within the time prescribed under said notice or under applicable Gaming Laws.

Section 12.2         Remedies

(a)           If an Event of Default shall occur and be continuing beyond any applicable cure periods following all required notices from Landlord, Landlord, at any time thereafter, at its option, may give written notice to Tenant stating that this Lease or (without terminating this Lease) Tenant’s right to possess the Premises shall terminate on the date specified in such notice, which date shall be not less than three (3) Business Days after the giving of such notice, and all rights of Tenant under this Lease shall terminate or (without terminating this Lease) Tenant’s right to possess the Premises shall terminate as specified in such notice (if such notice does not specify whether this Lease or Tenant’s right to possess the Premises shall terminate, then Landlord shall be deemed to have elected to terminate Tenant’s right to possess the Premises without terminating this Lease) and Tenant immediately shall quit and surrender the Premises, which termination shall not relieve Tenant from any liability then or thereafter accruing hereunder.  If Landlord elects to terminate Tenant’s right to possess the Premises, it may at any time thereafter elect to terminate this Lease.

(b)           If an Event of Default described in Subsections 12.1(a) or (b) hereof shall occur and be continuing, or this Lease or Tenant’s right to possess the Premises shall be terminated as provided in Subsection 12 2(a) hereof, Landlord, upon five (5) days prior written notice, and following receipt of a court order, (i) may re-enter and repossess the Premises using such force for that purpose as may be necessary without being liable to indictment, prosecution or damages therefor, or (ii) may dispossess Tenant by summary proceedings or otherwise, which re-entry and repossession by Landlord shall not relieve Tenant from any liability then or thereafter accruing hereunder, except for Rent not yet due and payable.

Section 12.3         Certain Default Obligations

If this Lease or Tenant’s right to possess the Premises shall be terminated as provided in Subsection 12.2(a) hereof and/or Tenant shall be dispossessed by summary proceedings or otherwise as provided in Subsection 12.2(b) hereof:

(a)           Tenant shall pay to Landlord all Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease or Tenant’s right to possess the Premises shall have been terminated or to the date of re-entry upon the Premises by Landlord, as the case may be.  Additionally, Tenant shall pay to Landlord all reasonable costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing any damage to the Premises, and (iv) performing any of Tenant’s unperformed obligations.

(b)           If Tenant’s right to possess the Premises is terminated, Landlord may repair the Premises in such manner as necessary to put the same in the condition required upon the expiration of the Term, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability, and/or let or relet the entirety of the Premises with one lease or sublease for the whole or any part of the remainder of the Term or for a longer period, in Landlord’s name or as agent of Tenant, and out of any rent and other sums collected or received as a result of such reletting Landlord shall: (i) first, pay to itself the reasonable costs and expenses of terminating this Lease, re-entering, retaking, repossessing, repairing and/or reletting the Premises, and actual and customary legal expenses and attorneys’ fees and disbursements but expressly excluding any costs of altering the Premises, or any part thereof and brokerage commissions or tenant improvement expenses or other expenses of preparing the Premises for reletting (which Landlord expressly acknowledges were not incurred when Tenant accepted delivery of possession of the Premises “as is” without any obligation of Landlord to improve the same and without any liability for any brokerage commissions payable by Landlord), and (ii) second, pay to itself any balance remaining on account of the liability of Tenant to Landlord.  Subject to Landlord’s obligation to mitigate its damages through reasonable diligence, Landlord shall not be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due on any such reletting, and, provided that Landlord has in good faith undertaken to mitigate its damages through reasonable diligence, no such failure to relet or to collect rent shall operate to relieve Tenant of any liability under this Lease or to otherwise affect any such liability;

(c)           If Tenant’s right to possess the Premises is terminated, Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency”), between the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Subsection 12.3(b) hereof for any part of such period plus any amount that Tenant proves Landlord could have mitigated through reasonable diligence, first deducting from the rents collected under any such reletting all of the payments to Landlord described in Subsection 12.3(b) hereof; any such Deficiency shall be paid in installments by Tenant on the days specified in this Lease for payment of installments of Rent, and Landlord shall be entitled to recover from Tenant each Deficiency installment as the same shall arise, and no suit to collect the amount of the Deficiency for any installment period shall prejudice Landlord’s right to collect the Deficiency for any subsequent installment period by a similar proceeding; and

(d)           If this Lease is terminated, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord a sum equal to the amount by which the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the actual rent due under any replacement lease of the Premises for the same period, less any amount that Tenant proves Landlord could have mitigated through reasonable diligence, discounted to the present worth of such amounts at the rate of the then applicable rate of interest on United States Treasury Securities having terms to maturity most closely matching the unexpired portion of the Term.

Section 12.4         Landlord’s Lien

The Rent payable by Tenant hereunder and each and every installment thereof, and all costs, actual, customary and reasonable attorneys’ fees and disbursements and other expenses which may be incurred by Landlord in enforcing the provisions of this Lease on account of any Event of Default shall be and they hereby are declared to constitute a valid lien upon the interest of Tenant in this Lease and in the Premises.

Section 12.5         Legal Actions

(a)           Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Rent payable hereunder or any Deficiencies or other sums payable by Tenant to Landlord pursuant to this Article XII, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease or the Term would have expired by limitation had there been no Event of Default by Tenant and termination.

(b)           Nothing contained in this Article XII shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by a statute or rule of law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount shall be greater than, equal to or less than the amount of the damages referred to in any of the preceding Sections of this Article XII.

(c)           No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition.  No covenant, agreement, term or condition of this Lease to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord.  No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

(d)           In the event of any Event of Default, provided that Landlord has no adequate remedy at law, Landlord shall be entitled to seek a decree compelling performance of any of the provisions hereof, and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease.

Section 12.6         Legal Fees

Provided that Landlord is the prevailing party in any action to enforce any rights or remedies under this Article XII, Tenant shall pay to Landlord all reasonable costs and expenses, including, without limitation, actual, customary and reasonable attorneys’ fees and disbursements, incurred by Landlord in enforcing such rights and remedies and reasonably incurred as a direct result of any Event of Default by Tenant.

Section 12.7         Landlord Performance

If an Event of Default shall occur and be continuing under this Lease, Landlord may (a) perform the same for the account of Tenant and/or (b) make any expenditure or incur any obligation for the payment of money in connection with any obligation owed by Tenant to any third party, and all direct costs and expenses incurred by Landlord in connection therewith shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within ten (10) days after written demand therefor, together with interest at the Default Rate.

Section 12.8         Interest on Past Due Rent

If Tenant shall fail to pay any installment of Base Rent when due or any Additional Rent within ten (10) days after the date when such payment is due, Tenant shall pay to Landlord, in addition to such installment of Base Rent or such Additional Rent, as the case may be, interest on the amount unpaid at the Default Rate, computed from the date such payment was due to and including the date of payment.

ARTICLE XIII —  NO WAIVER

Section 13.1         No Waiver

No receipt of moneys by Landlord from Tenant after the termination or cancellation of this Lease or Tenant’s right to possess the Premises shall reinstate, continue or extend the term, or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent then due, or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper suit, action, proceeding or remedy; it being agreed that, after the service of notice to terminate or cancel this Lease or Tenant’s right to possess the Premises, or the commencement of suit, action or summary proceedings, or any other remedy, or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any moneys due, or thereafter falling due, without, in any manner whatsoever, affecting such notice, proceeding, suit, action, order or judgment; and any and all such moneys collected shall be deemed to be payments on account of the use and occupation of the Premises or, at the election of Landlord, on account of Tenant’s liability hereunder.  The failure of Landlord or Tenant to enforce any agreement, condition, covenant or term, by reason of its breach by Tenant or Landlord, as the case may be, shall not be deemed to void, waive or affect the right of Landlord or Tenant to enforce the same agreement, condition, covenant or term on the occasion of a subsequent default or breach.

Section 13.2         No Exclusive Remedies

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any of the terms, covenants and conditions of this Lease.  The failure of Landlord or Tenant to insist in any one or more cases upon the strict performance of any of the terms, covenants and conditions of this Lease, or to exercise any right or remedy herein contained, shall not be construed as a waiver or relinquishment for the future performance of such terms, covenants and conditions.  The receipt by Landlord, or payment by Tenant, of Rent with knowledge of the breach of any of such terms, covenants and conditions shall not be deemed a waiver of such breach.  The acceptance of any check or payment bearing or accompanied by any endorsement, legend or statements shall not, of itself, constitute any change in or termination of this Lease.  No surrender of the Premises by Tenant (prior to any termination of this Lease) shall be valid unless consented to in writing by Landlord.  In addition to the other remedies in this Lease provided, Landlord or Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the terms, covenants and conditions of this Lease or to a decree compelling performance of any of such terms, covenants and conditions.

ARTICLE XIV —  ESTOPPEL CERTIFICATES

Section 14.1         From Tenant

Tenant shall, at any time and from time to time, upon not less than five (5) Business Days’ prior notice by Landlord execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the dates to which the Rent have been paid, and stating whether or not Landlord is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, the Commencement Date and Expiration Date for the current Term and any other matters reasonably requested by Landlord.  Prime Landlord and any other landlord or any prospective purchaser of the Premises or any Mortgagee thereof or any assignee of any Mortgage upon the Premises may rely upon such statement delivered pursuant to this Article XIV.

Section 14.2         From Landlord

Landlord shall, at any time and from time to time upon not less than five (5) Business Days’ prior notice by Tenant execute, acknowledge and deliver to Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the dates to which the Rent have been paid, and stating whether or not Tenant is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, the Commencement Date and Expiration Date for the current Term and any other matters reasonably requested by Tenant; it being intended that any such statement delivered pursuant to this Article XIV may be relied upon by Tenant or any permitted assignee of Tenant’s interest in the Premises.

ARTICLE XV —  QUIET ENJOYMENT

Tenant, upon payment of the Rents herein reserved and upon the due performance and observance of all the covenants, conditions and agreements herein contained on Tenant’s part to be performed and observed, shall and may at all times during the Term peaceably and quietly have, hold and enjoy the Premises without any manner of suit, trouble or hindrance of and from any person claiming by, through or under Landlord, subject, nevertheless, to the terms and provisions of this Lease.

ARTICLE XVI —  SURRENDER

Section 16.1         End of Term

Tenant shall, on the last day of the Term, or upon the sooner termination of the Term (whether such sooner termination is caused by a finding by the Nevada State Gaming Commission that Landlord is unsuitable or for any other reason), quit and surrender to Landlord the Premises vacant and in good order and condition, reasonable wear and tear excepted.  Upon the expiration or early termination of the Term, all Alterations to the Premises and all Casino Personal Property and Casino Personal Property Additions shall immediately vest in and become the property of Landlord or, with respect to the Gaming Equipment, its designee if Landlord is not licensed or has not been found suitable at the time that this Lease is terminated.  At such time, Tenant shall assign and convey all Alterations to the Premises, the Casino Personal Property and the Casino Personal Property Additions to Landlord or its designee.  Tenant shall deliver such items to Landlord free and clear of liens, encumbrances, and defects of title, except any such matters arising through Prime Landlord for the benefit of its Mortgagee and except for Casino Personal Property Additions Capital Leases then outstanding.  At such time, Casino Cash in the amount purchased by Tenant from the Patch Lease Tenant on the Commencement Date and any additional Casino Cash that was contributed to Casino Cash from cash flow from operations while Percentage Rent was applicable to this Lease shall be divided equally between Landlord and Tenant.  Any Casino Cash that was contributed by Tenant from Tenant’s own funds and was not returned to Tenant as part of Tenant’s Initial Capital Investment or any Casino Cash that was contributed to Casino Cash when no Percentage Rent was applicable to this Lease shall be the sole property of Tenant.  Tenant acknowledges that, at Landlord’s election, the Casino Business shall not close upon the expiration or earlier termination of this Lease, and Tenant shall cooperate with Landlord, and take any and all steps which are necessary and appropriate, to ensure the seamless turnover of the Casino Business upon termination.  In connection with such turnover, Landlord and Tenant agree that the Casino Transition Procedures shall apply to the turnover at the expiration or termination of this Lease.  Further, at no cost to Landlord, all of Tenant’s right, title and interest in the Casino Name shall immediately vest in Landlord, and Tenant shall execute and deliver to Landlord such documentation to confirm such vesting as legal counsel for Landlord may reasonably require.  Landlord acknowledges that, prior to operating any gaming at the Premises, Landlord must obtain all necessary gaming licenses and approvals from the Gaming Authorities.  Upon the expiration or earlier termination of the Term, all Base Rent, Additional Rent, Percentage Rent (if applicable), and other items payable by Tenant under this Lease shall be apportioned to the date of termination.  If this Lease is terminated because Landlord is found unsuitable as provided in the last sentence of Subsection 5.6(b), at termination, Landlord shall pay Tenant the Lease Termination Fee provided that Tenant has delivered to Landlord the Alterations to the Premises, the Casino Personal Property, and Casino Personal Property Additions.  Tenant shall deliver such items to Landlord free and clear of liens, encumbrances, and defects of title, except any such matters arising through Prime Landlord for the benefit of its Mortgagee and except for Casino Personal Property Additions Capital Leases then outstanding.  Notwithstanding any other provision of this Lease, at the end of the Term when Tenant delivers such items to Landlord or its designee, Tenant shall have no obligation to remove the Casino Personal Property Mortgage or any outstanding Casino Personal Property Capital Leases from title to such items.

Section 16.2         Holding Over

Tenant acknowledges that possession of the Premises must be surrendered to Landlord at the expiration or sooner termination of the term of this Lease.  The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the Rent theretofore payable hereunder, and will be impossible to accurately measure.  Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord upon the expiration or sooner termination of the term of this Lease, then Tenant shall pay to Landlord, as liquidated damages for each month and for each portion of any month during which Tenant holds over in the Premises after the expiration or sooner termination of the term of this Lease, a sum equal to the higher of (a) the then fair market rental value of the Premises, taking into account the effect of all material factors reasonably relevant to such determination, or (b) three (3) times the aggregate of the Base Rent and Additional Rent which was payable under this Lease with respect to the last month of the term hereof.  Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the expiration or sooner termination of the term of this Lease.  If Tenant holds over in possession after the expiration or termination of the term of the Lease, such holding over shall not be deemed to extend the term or renew this Lease, but the tenancy thereafter shall continue as a tenancy from month to month upon the terms and conditions of this Lease at the Rent as herein increased.  Tenant hereby waives the benefit of any law or statute in effect in the state where the Premises is located which would contravene or limit the provisions set forth in this Section 16.2.  This provision shall survive the expiration or earlier termination of this Lease.

ARTICLE XVII —  ACCESS

Section 17.1         Landlord Access

Subject to applicable Gaming Laws with respect to access to restricted areas or requiring any accompanying employee of Tenant, and subject to Tenant’s reasonable security polices and procedures regarding access to casino cages and count rooms and the surveillance room on the Premises, Landlord shall at all times during the Term have the right and privilege to enter the Premises at reasonable times during business hours, following reasonable notice from Landlord and so long as Landlord uses its reasonable best efforts to not unduly interfere with Tenant’s normal business operations, for the purpose of inspecting the same or for the purpose of showing the same to prospective purchasers or Mortgagees thereof, provided however, such inspections shall be accompanied by a representative or employee of Tenant.  Landlord shall also have the right and privilege at all times during the Term to post notices of nonresponsibility for work performed by or on behalf of Tenant and, during the last one (1) year of the Term, Landlord shall have the right and privilege following reasonable notice from Landlord and so long as such entry does not unduly interfere with Tenant’s normal business operations, to enter the Premises at reasonable times during business hours for the purpose of exhibiting the same to prospective new tenants.  In the event of an emergency, subject to applicable Gaming Laws, Landlord shall contact Tenant’s security personnel for immediate access to any part of the Premises deemed reasonably necessary.

Section 17.2         Landlord Work

Subject to applicable Gaming Laws, Landlord shall at all times during the Term have the right to enter the Premises or any part thereof, following reasonable notice from Landlord and so long as Landlord uses its reasonable best efforts to not unduly interfere with Tenant’s or any Subtenant’s normal business operations, for the purpose of making such repairs or Alterations therein as Landlord is required or obligated to make pursuant to this Lease or as Landlord deems necessary or advisable following the failure of Tenant to make any such repairs or Alterations beyond any applicable notice and cure period that Tenant is obligated to make pursuant to this Lease, but such right of access shall not be construed as obligating Landlord to make any repairs to or replacements to the Premises or as obligating Landlord to make any inspection or examination of the Buildings.

ARTICLE XVIII —  ENVIRONMENTAL MATTERS

Section 18.1         Restricted Use

Except for Hazardous Substances, if any, ordinarily and customarily used in connection with the Casino Business (“Customary Hazardous Substances”) used in compliance with all applicable Laws, Tenant will not use, generate, manufacture, produce, store, release, discharge or dispose of on, under, from or about the Premises or transport to or from the Premises any Hazardous Substance (defined below) and will use its best efforts not to allow or suffer any other person or entity to do so.  Except to the extent that any non-compliance is caused by any act or omission of Tenant (which Tenant shall be responsible for correcting), Landlord shall keep and maintain the Premises in compliance with, and shall use its best efforts not to cause, permit or suffer the Premises to be in violation of any Environmental Law (as defined below) as part of Landlord’s maintenance, repair and replacement obligations under this Lease.

Section 18.2         Notice

Tenant shall give prompt written notice to Landlord of the use, generation, manufacture, production, storage, release, threatened release, discharge, or disposal of any Hazardous Substance on, under, from or about the Premises by Tenant, except for the use or storage of Customary Hazardous Substances.

Section 18.3         Landlord Rights

Landlord shall have the right, but not the obligation, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated with respect to the Premises in connection with any Environmental Law.

Section 18.4         Remedial Actions

Without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, Tenant shall not take any remedial action, other than pursuant to the plan developed in accordance with Section 18.6, in response to the presence of any Hazardous Substance on, under, from or about the Premises, nor enter into any settlement, consent or compromise which might, in Landlord’s reasonable judgment, impair the value of Landlord’s interest in the Premises; provided, however, that Landlord’s prior consent shall not be necessary if the presence of Hazardous Substance on, under, from or about the Premises either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate remedial response is necessary and it is not practical or possible to obtain Landlord’s consent before taking such action.  In such event Tenant shall notify Landlord as soon as practicable of any action so taken.  Landlord agrees not to withhold its consent, where such consent is required hereunder, if either (i) a particular remedial action is ordered by a court or any agency of competent jurisdiction, or (ii) Tenant establishes to the reasonable satisfaction of Landlord that there is no reasonable alternative to such remedial action which would result in less impairment of Landlord’s security hereunder.

Section 18.5         Indemnity

Tenant shall protect, indemnify and hold harmless Prime Landlord, Landlord and each Mortgagee, their respective directors, officers, partners employees, agents, successors and assigns from and against any and all claim, loss, damage, cost, expense, liability, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind (including, without limitation, attorneys’ fees and costs) directly or indirectly arising out of or attributable to, in whole or in part, the breach of any of the covenants, representations and warranties of this Article XVIII or the use, generation, manufacture, production, storage, release, threatened release, discharge, or disposal of a Hazardous Substance on, under, from or about the Premises by Tenant (except for Customary Hazardous Substances), or any other activity carried on or undertaken on or off the Premises during the Term by Tenant or any of its employees, agents, contractors or subcontractors (“Environmental Claims”), but expressly excluding, in all cases, any Environmental Claims arising out of or in connection with (i) any acts or omissions of any party other than Tenant or its employees, agents, contractors or subcontractors; (ii) any pre-existing Hazardous Substances on or about the Premises prior to the Commencement Date; and (iii) all consequential damages.  Subject to the foregoing exceptions, such Environmental Claims shall include, without limitation, (i) the costs of any required or necessary environmental assessments and/or audits, any repair, cleanup or detoxification of the Premises and the preparation and implementation of any closure, remedial or other required plans including, without limitation:  (A) the costs of removal or remedial action incurred by the United States Government or the state in which the Premises are located, or response costs incurred by any other person, or damages from injury to, destruction of, or loss of natural resources, including the costs of assessing such injury, destruction or loss, incurred pursuant any Environmental Law; (B) the clean-up costs, fines, damages or penalties incurred pursuant to the provisions of applicable state law, and (C) the cost and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any other statute, state or federal; and (ii) liability for personal injury or property damage, including damages assessed for the maintenance of the public or private nuisance, response costs or for the carrying on of an abnormally dangerous activity.

(a)           The foregoing indemnity shall further apply to any residual contamination on, under, from or about the Premises, or affecting any natural resources arising in connection with the use, generation, manufacturing, production, handling, storage, transport, discharge or disposal of any such Hazardous Substance by Tenant or its employees, agents, contractors or subcontractors in breach of this Article XVIII.  This indemnity is intended to be operable under 42 U.S.C. Section 9607(e)(1), and any successor section thereof and shall survive expiration or earlier termination of this Lease and any transfer of all or a portion of the Premises by Tenant.

(b)           The foregoing indemnity shall in no manner be construed to limit or adversely affect Landlord’s rights under this Article XVIII, including, without limitation, Landlord’s rights to approve any Remedial Work (as defined below) or the contractors and consulting engineers retained in connection therewith.

(c)           The foregoing indemnity shall not apply to any contamination of the Premises caused by any act or omission of Landlord or its contractors, subcontractors, agents or employees or any other lessee, licensee, or third party contractor of Landlord or their contractors, subcontractors, agents or employees.

Section 18.6         Remedial Work

In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the “Remedial Work”) is required by any applicable local, state or federal law or regulation, any judicial order, or by any governmental entity or person because of, or in connection with, the current or future presence, suspected presence, release or suspected release of a Hazardous Substance in or into the air, soil, groundwater, surface water or soil vapor at, on, about, under or within the Premises (or any portion thereof), if such Remedial Work is the obligation of Tenant pursuant to this Article XVIII, Tenant shall within thirty (30) days after written demand for performance thereof by Landlord (or such shorter period of time as may be required under any applicable law, regulation, order or agreement), commence to perform, or cause to be commenced, and thereafter diligently prosecute to completion within such period of time as may be required under any applicable law, regulation, order or agreement, all such Remedial Work at Tenant’s sole expense in accordance with the requirements of any applicable governmental authority or Environmental Law.  All such Remedial Work shall be performed by one or more contractors, approved in advance in writing by Landlord, which approval shall not be unreasonably withheld, and under the supervision of a consulting engineer approved in advance in writing by Landlord.  All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and Landlord’s actual, customary and reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.  In the event Tenant shall fail to timely commence, or cause to be commenced, or fail to complete any such required Remedial Work required to be undertaken by Tenant within the time required above, Landlord may, but shall not be required to, cause such Remedial Work to be performed and Tenant shall reimburse Landlord for all reasonable costs and expenses thereof, or incurred in connection therewith within thirty (30) days of Landlord’s delivery of written documentation of the same.

Section 18.7         Landlord Studies

Landlord shall have the right, no more than once every other year, at Landlord’s sole cost and expense, to engage an environmental consultant selected by Landlord in consultation with Tenant, to review compliance by Tenant with all applicable laws and standards existing at such time with respect to the practice relating to contamination or hazardous waste methods, conditions and procedures and Tenant’s development of a plan to identify, contain and remediate problems caused by such Hazardous Substances.  The foregoing sentence shall not be deemed to require an environmental compliance audit, unless otherwise reasonably recommended pursuant to such review.  In the event that Landlord reasonably believes that there may be a violation or threatened violation by Tenant of any Environmental Law or a violation or threatened violation by Tenant of any covenant under this Article XVIII, Landlord is authorized, but not obligated, at its cost and expense, by itself, its agents, employees or workers to enter at any reasonable time following reasonable notice, so long as Landlord uses its reasonable best efforts to not unduly interfere with Tenant’s normal conduct of business, upon any part of the Premises for the purposes of inspecting the same for Hazardous Substances and Tenant’s compliance with this Article XVIII, and such inspections may include, without limitation, soil borings.

All costs and expenses which are specified to be the obligation of Tenant under this Article XVIII, but are paid by Landlord shall be immediately due and payable as Additional Rent within ten (10) days after written demand and shall bear interest at the Default Rate from the date of notice of such payment by Landlord and the expiration of any grace period provided herein until repaid.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance or regulation pertaining to health, industrial hygiene, hazardous waste or the environmental conditions on, under, from or about the Premises, including, without limitation, the laws listed in the definition of Hazardous Substances below.

“Hazardous Substances” shall mean any element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as a “hazardous substance”, “hazardous waste” or “hazardous material” under any federal, state or local statute, regulation or ordinance applicable to a Real Property, as well as any amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time, including, without limitation, the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); (v) the Clean Air Act (33 U.S.C. § 1251 et seq.); (vi) the Clean Air Act (42 U.S.C. § 7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and § 300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. § 3421); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. § 1101 et seq.); (xi) Nevada Revised Statutes (“NRS”) Sections 41.540 through 41.570; (xii) NRS Chapter 445A; and (xiii) NRS Chapter 459.

All representations and warranties contained in this Article XVIII shall supersede any previous disclosures, written or oral, made by Tenant or its agents to Landlord with respect to the Premises.  Landlord and any Mortgagee shall be entitled to rely on the representations and warranties contained herein in pursuit of its rights and remedies for a breach thereof without regard to any such previous disclosures.

All representations, warranties, covenants and indemnities of Tenant in this Article XVIII first arising prior to the expiration or earlier termination of this Lease shall continue to be binding upon Tenant, and its successors and assigns, after the expiration or earlier termination of this Lease.

ARTICLE XIX —  FINANCIAL STATEMENTS

Tenant shall furnish financial reports to Landlord as soon as available and in any event no later than the 15th day of each calendar month for the prior calendar month and no later than sixty

(60) days after the end of each Lease Year for such Lease Year.  The monthly financial reports shall be in the form reasonably agreed between Landlord and Tenant from time to time and certified by the chief financial officer of Tenant and shall include the unaudited balance sheet of Tenant as of the end of each calendar month, together with the related statements of profit and loss and changes in financial position for such period, setting forth in each case, in comparative form, the corresponding figures for the same month in the preceding Lease Year.  The annual financial reports shall be in the same form but based upon the Lease Year instead of the calendar month, but shall be audited and prepared by an independent certified public accounting firm of recognized standing.  All financial reports furnished by Tenant to Landlord hereunder shall be prepared in accordance with generally accepted accounting principles consistently applied.  Landlord shall keep such financial reports confidential, subject to its right to disclose such reports to existing or prospective Mortgagees and to any governmental authority, including the Securities and Exchange Commission.  In addition to the foregoing, unless prohibited from doing so by the Gaming Laws, Tenant shall provide Landlord with copies of all financial information and reports furnished to Gaming Authorities as required under applicable Gaming Laws.

ARTICLE XX —  LIMITATION OF LIABILITY

INTENTIONALLY LEFT BLANK.

ARTICLE XXI —  MISCELLANEOUS PROVISIONS

Section 21.1         Waiver of Jury Trial

It is mutually agreed by and between Landlord and Tenant that the respective parties shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage excluding any claim for personal injury or property damage.

Section 21.2         Certain Additional Definitions

(a)           The term “Landlord” as used herein shall mean only the owner or the mortgagee in possession for the time being of the Premises, so that in the event of any sale, transfer, or conveyance of the Premises, the prior owner of the Premises, as the Landlord under this Lease, shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord thereafter accruing under this Lease (but not freed from obligations arising prior to such conveyance while such party owned or was in possession of the Premises), and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser, transferee or grantee at any such sale, transfer or conveyance that such purchaser, transferee or grantee has assumed and agreed to carry out any and all agreements, covenants and obligations of Landlord hereunder.

(b)           The term “Tenant” as used herein shall mean the tenant named herein, and from and after any valid assignment or transfer in whole of said Tenant’s interest under this Lease pursuant to the provisions of Article IX, shall mean only the assignee or transferee thereof; but the foregoing shall not release the assignor or transferor from liability under this Lease.

(c)           The words “enter”, “re-enter”, “entry” and “re-entry” as used in this Lease shall not be restricted to their technical legal meaning.

(d)           The use herein of the neuter pronoun in any reference to Landlord or Tenant shall be deemed to include any individual Landlord or Tenant, and the use herein of the words “successor and assigns” or “successors or assigns” of Landlord or Tenant shall be deemed to include the heirs, executors, administrators, representatives and assigns of any individual Landlord or Tenant.

Section 21.3         Construction of Lease

(a)           The article, section and other headings and section titles used in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease nor in any way affect this Lease.

(b)           This Lease shall be governed by and construed in accordance with the laws of the State of Nevada, without resort to conflict of laws principles.

(c)           This Lease contains the entire agreement between the parties and may not be extended, renewed, terminated or otherwise modified in any manner except by an instrument in writing executed by the party against whom enforcement of any such modification is sought.

(d)           All prior understandings and agreements between the parties and all prior working drafts of this Lease are merged in this Lease, which alone expresses the agreement of the parties.  The parties agree that no inferences shall be drawn from matters deleted from any working drafts of this Lease.

(e)           The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and, except as is otherwise provided herein, their assigns.

(f)            If any provision of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be affected thereby and each and every provision of this Lease shall be enforceable to the fullest extent permitted by law.

(g)           The parties took equal part in drafting this Lease and no rule of construction that would cause any of the terms hereof to be construed against the drafter shall be applicable to the interpretation of this Lease.

Section 21.4         Notices

Notice whenever provided for herein shall be in writing and shall be given either by personal delivery, overnight express mail or by certified or registered mail, return receipt requested, to Landlord at the address hereinabove set forth, and to Tenant at the address hereinabove set forth, or to such other persons or at such other addresses as may be designated from time to time by written notice from either party to the other.  Notices shall be deemed given (i) when delivered personally if delivered on a Business Day (or if the same is not a Business Day, then the next Business Day after delivery), (ii) three (3) Business Days after being sent by United States mail, registered or certified mail, postage prepaid, return receipt requested or (iii) if delivery is made by Federal Express or a similar, nationally recognized overnight courier service for 9:00 a.m. delivery, then on the date of delivery (or if the same is not a Business Day, then the next Business Day after delivery), if properly sent and addressed in accordance with the terms of this Section 21.4.

Section 21.5         No Brokers

Landlord and Tenant each represent and warrant to the other party that such party has not dealt with any real estate broker in connection with this Lease, and Landlord and Tenant agree to indemnify the other party and save the other party harmless from any and all claims for brokerage commissions by any other person, firm, corporation or other entity claiming through such party to have brought about this Lease transaction.  The provisions of this Section 21.5 shall survive the expiration or earlier termination of this Lease.

Section 21.6         Memorandum of Lease

A memorandum of this Lease as set forth on Exhibit “21.6” attached hereto and incorporated herein by this reference shall be recorded.  The memorandum of lease shall incorporate the basic terms and conditions hereof but shall delete any statement or mention of the rental payments.

Section 21.7         Time; Force Majeure

Time is of the essence of each and every provision of this Lease.  The time within which either party hereto shall be required to perform any act under this Lease, other than the payment of money, shall be extended by a period of time equal to the number of days during which performance of such act is delayed by strikes, lockouts, acts of God, governmental restrictions, failure or inability to secure materials or labor by reason of priority or similar regulation or order of any governmental or regulatory body, enemy action, civil disturbance, fire, unavoidable causalities or any other cause beyond the reasonable control of either party hereto.

Section 21.8         Waiver of Default

The waiver by either party of any default in the performance by the other of any provision, covenant or condition contained in this Lease shall not be construed to be a waiver of any preceding or subsequent default of the same or any other provision, covenant or condition contained herein.

Section 21.9         Attorneys’ Fees

If either party shall file any action or bring any proceeding against the other party arising out of this Lease or for the declaration of any rights hereunder, the prevailing party therein shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party as such party is determined by a court, an arbitrator or by settlement.  Such attorneys’ fees shall be deemed to have accrued on the commencement of such action or proceeding and shall be paid whether or not such action is prosecuted to judgment.

Section 21.10       Hold Harmless

If either party (“Secondary Party”), without its fault, is made a party to litigation instituted by or against the other party or by or against any person holding under or through the other party (“Primary Party”), and if defense of such litigation is not undertaken by any insurance carrier under its policy coverage obligations, the Primary Party shall save and hold the Secondary Party harmless from any liability or judgment rendered against the Secondary Party, or the Premises or any part thereof, and shall pay to the Secondary Party all costs and expenses, including reasonable attorneys’ fees, incurred by the Secondary Party in connection therewith.

Section 21.11       Sublease, Subordination and Attornment

(a)           Landlord and Tenant acknowledge and agree that this Lease is a sublease and that Landlord is leasing the Premises from Prime Landlord pursuant to the Prime Lease.  The Prime Lease is Exhibit 21.11(a) to this Lease.  This Lease and the rights of Tenant herein are subject and subordinate in all respects to the Prime Lease.

(b)           Concurrently with the execution of this Lease, Prime Landlord and Tenant are entering into a Subordination, Attornment and Non-Disturbance Agreement in the form set forth in Exhibit 21.11(b).

(c)           Landlord shall cause Prime Landlord to fully perform all of its obligations under this Lease and the Prime Lease.

(d)           In each instance in this Lease where the consent, approval or cooperation of Prime Landlord and Landlord are required, if Landlord provides such consent, approval or cooperation, Landlord shall cause Prime Landlord to provide its consent, approval or cooperation at same time that such consent, approval or cooperation is provided by Landlord.  In each instance in this Lease where notice to Landlord and Prime Landlord is required, notice given to one of them shall be deemed notice to both of them.

Section 21.12       Counterparts and Facsimile Signatures

This Lease may be entered into in more than one counterpart, each of which shall be deemed an original when executed, and which together shall constitute one and the same Lease.  The Parties agree that facsimile signatures shall be binding with respect to this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the date first set forth opposite their respective signatures below.

“Landlord”

HOTSPUR CASINOS NEVADA, INC., a Nevada corporation

Executed on April 1, 2002

	By:	/s/ Thaddas L. Alston
Its: President, Thaddas L. Alston

“Tenant”

RAMPART RESORT MANAGEMENT, LLC, a Nevada Limited Liability Company

Executed on April 1, 2002

	By:	/s/ William J. Paulos
Its: Manager, William J. Paulos

LIST OF EXHIBITS

Exhibit A-1:	Legal Description of Land

Exhibit A-2:	Site Plan of Hotel and Buildings

Exhibit A-3:	Site Plan of Casino, Required Food Facility

Exhibit A-4:	Casino Back-of-the-House Areas and Surveillance Room

Exhibit A-5:	Inventory of Casino FF&E and Casino Personal Property

Exhibit A-6:	Casino Intellectual Property and Patron Information

Exhibit A-7:	Illustration of Casino NOI Calculation

Exhibit 2.5(b)	Casino Name License Agreement

Exhibit 2.6(e)	Description of Promotional Activities

Exhibit 2.11	Form of Landlord Guarantor Guaranty

Exhibit 2.12	Exclusivity Provisions

Exhibit 3.8:	Form of Letter of Credit – Security Deposit

Exhibit 5.7	Transition Procedures – Casino Cash – Patch Lease and Guaranty

Exhibit 5.8	Deposit Agreement

Exhibit 5.8(a)	Description of Improvements and Costs – Tenant Initial Capital Investment

Exhibit 5.10	Current Licensor Standards

Exhibit 9.5	Assignment of Sublease(s)

Exhibit 11.4	Existing Mortgage Provision – Contest of Liens

Exhibit 21.6:	Memorandum of Lease

Exhibit 21.11(a)	Prime Lease

Exhibit 21.11(b)	Subordination, Attornment, and Nondisturbance Agreement

State of Nevada	)
) ss
County of Clark	)

The foregoing instrument was acknowledged before me this 1 day of April, 2002, by Thaddas L. Alston, President of Hotspur Casinos Nevada, Inc., a Nevada corporation.

	Notary:	/s/: Francine Mazzella

[Notarial Seal]

	Print Name:	Francine Mazzella

Notary Public, Sate of Nevada

	My Commission Expires:	1-24-06

State of Nevada	)
) ss
County of Clark	)

The foregoing instrument was acknowledged before me this 1 day of April, 2002, by William J. Paulos, Manager of Rampart Resort Management, LLC, a Nevada limited liability company.

	Notary:	/s/: Francine Mazzella

[Notarial Seal]

	Print Name:	Francine Mazzella

Notary Public, Sate of Nevada

	My Commission Expires:	1-24-06